UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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INTERNATIONAL SEAWAYS, INC.
(Name of Registrant as Specified In Its Charter)

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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2026

To the Stockholders of International Seaways, Inc.:
We cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company” or “INSW”), to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Monday, June 8, 2026, at 2:00 p.m. Eastern time. You will also be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2026. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held). The Annual Meeting will be held for the following purposes:
(1)	Electing the nine (9) director nominees named in the accompanying Proxy Statement, each to serve until the annual meeting of the Company to be held in 2027;
(2)	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026;
(3)	Approving, by advisory vote, the compensation of the Named Executive Officers for 2025 as described in the accompanying proxy statement; and
(4)	Ratifying the Second Amended and Restated Rights Agreement.
We will also act on any other business that is properly raised in accordance with the Company’s by-laws.
Only stockholders of record at the close of business on April 9, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
Your vote is important so that your shares are represented at the Annual Meeting. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning by mail your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually. If you attend the meeting and wish to vote, you may withdraw your proxy and vote at that time. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your prompt consideration is greatly appreciated.
The U.S. Securities and Exchange Commission (the “SEC”) rules allows issuers, including us, to furnish certain proxy materials to their stockholders over the Internet. These rules lower delivery costs and reduce the environmental impact of our Annual Meeting, while allowing us to provide stockholders with the information they need. If you requested a printed copy of these materials, we have included a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (with this notice and the accompanying Proxy Statement, the “2025 Annual Report”).

By order of the Board of Directors,
JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary
New York, New York
April 29, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 8, 2026
You may access the following materials at http://www.intlseas.com/investor-relations/governance/governancedocuments:
•	the Notice of Annual Meeting of Stockholders of the Company to be held on June 8, 2026;
•	the Company’s Proxy Statement for the Annual Meeting;
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025; and
•	the form of proxy card.

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016
PROXY STATEMENT
WHO WE ARE
International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) is one of the world’s largest balanced tanker companies, providing energy transportation services for crude oil and petroleum products in international markets. At December 31, 2025, the Company owned and operated an International Flag fleet of 70 vessels on the water (totaling an aggregate of 8.4 million deadweight tons), consisting of 12 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, seven LR1s and 33 MR tankers. Since December 31, 2025, the Company has sold and delivered to their buyers one 2010-built VLCC, one 2011-built VLCC, one 2007-built MR and four 2008-built MRs and acquired two dual-fuel ready LR1 newbuilds. In addition, the Company has two dual-fuel LR1s scheduled for delivery in the third quarter of 2026, bringing the total operating and newbuild fleet to 66 vessels at April 29, 2026, the date of this Proxy Statement.
The Company’s customers, including those of commercial pools in which it participates, include major independent and state-owned oil companies, oil traders, refinery operators and international government entities. We generally charter our vessels to customers either for specific voyages at spot rates through the services of pools in which INSW participates, or for specific periods of time at fixed daily rates through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent revenues because they are fixed for specific periods of time.
2025 in Review
During 2025, we continued to focus on (i) maximizing our fleet’s earnings potential through safe and reliable operations, opportunistic charter-ins / charter-outs, and sales and purchases of vessels, (ii) building on our track record as a disciplined capital allocator and (iii) executing transactions that would ultimately unlock the value of our shares to investors.
We executed these goals during 2025 by:
•	Maintaining our fleet optimization program:
•
We sold 12 vessels - one 2010-built VLCC, one 2011-built VLCC, three 2008-built MRs, five 2007-built MRs and two 2006-built LR1s, resulting in net proceeds of approximately $246.3 million after fees and commissions and recognizing total net gains of approximately $42.5 million on these sales.

•	We took delivery of the first two of the six dual-fuel ready LNG 73,600 dwt LR1 Product Carriers under construction in Korea at K Shipbuilding Co., Ltd.’s shipyard.
•	We took delivery of one 2020-built, scrubber-fitted VLCC in November 2025 for a purchase price of $119.0 million.
•
We opportunistically locked in $34.9 million of minimum revenues (before reduction for brokerage commissions) on non-cancelable time charters for two Suezmaxes and one 2012-built VLCC with charter expiry dates ranging from October 2025 to November 2026.

At December 31, 2025, the remaining future minimum revenues under these charters (approximately $14.6 million), when aggregated with the remaining future minimum revenues (excluding any applicable profit share) under time charters entered into in previous years, totaled approximately $208.7 million.
•	During the first quarter of 2026, we sold seven vessels, which were among the oldest in our fleet, consisting of five MRs with an average of 18 years and two VLCCs with an average age of 15 years.
•
In January 2026, we purchased the remaining 50% equity interest in the Tankers International pool company that we did not own, resulting in our 100% ownership of Tankers International Limited, one of the largest VLCC pools in the world. As part of the acquisition, we established a new Suezmax pool to which we are contributing our Suezmax vessels. This expansion allows Tankers International to support its charterers and partners with a more diverse group of assets, improving operational efficiency and accessing a broader cargo base across crude transportation markets.

•	Building on our track record as a disciplined capital allocator:
•
In a cyclical business such as ours, we believe that capital allocation is not a formula embedded in a financial metric but levers that we pull at the right times in the cycle. We have a proven track record of buying vessel assets at appropriate points, while opportunistically renewing our fleet, voluntarily decreasing our leverage and returning a substantial amount of cash to shareholders.

•
We paid out $144.6 million in dividends to our stockholders during 2025 and an additional $106.4 million in dividends on March 30, 2026. In total, we have returned over $1.0 billion to our shareholders since 2020 through dividends and share repurchases.

•	Executing a number of liquidity enhancing, deleveraging and financing diversification initiatives, including:
•	We issued $250 million aggregate principal amount of non-amortizing, 7.125% senior unsecured bonds maturing on September 23, 2030 at an issue price of 100%.
•
We exercised our purchase options on six VLCCs that secured the Ocean Yield Lease Financing arrangement. The $257.8 million aggregate purchase price was paid on November 10, 2025 using the proceeds from our senior unsecured bond issuance. The impact of this transaction is reduced interest expense and the elimination of approximately $22 million in annual mandatory principal payments.

•
We entered into an ECA Credit Facility, consisting of (i) a 12 year term loan facility of up to $239.7 million and (ii) a commercial credit facility of up to $91.9 million, collectively for use in respect of our LR1 newbuilding program at K Shipbuilding Co., Ltd. The 12-year facility combines for a 20-year amortization profile and a blended interest rate of SOFR plus 125 basis points across two tranches.

Finally, during the fourth quarter of 2025, in an effort to maximize future operational and strategic flexibility while maintaining compliance with evolving global tax regulations that are focused on the alignment of the jurisdictions in which an entity’s commercial or strategic management are performed with where its profits are realized, we completed the redomiciliation of our vessel owning subsidiaries and various intermediate holding companies from the Marshall Islands and Liberia to Bermuda. The Company itself remains organized under the laws of the Republic of the Marshall Islands.
2025 Financial Performance Highlights
In 2025, we recorded another annual period of strong financial results. Shipping revenues and TCE Revenues for 2025 were $843.3 million and $819.6 million, respectively. Approximately 52% of our TCE Revenues were generated from our Crude Tankers segment and 48% from our Product Carriers segment. Income from vessel operations decreased by $109.8 million to $345.4 million in 2025, from $455.2 million in 2024, primarily driven by lower average daily rates across most of INSW’s Product

Carrier sectors. We achieved a net income of $309.3 million in 2025 compared to $416.7 million in 2024 and an Adjusted EBITDA of $474.7 million in 2025 compared to $583.3 million in 2024. “TCE Revenues” is a non-GAAP financial measure that represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter, while “Adjusted EBITDA” is a non-GAAP financial measure that represents net income before interest expense, income taxes and depreciation and amortization expense adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2025 Annual Report. These measures provide additional meaningful information when compared to the most directly comparable GAAP measure as they assist management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. We have included reconciliations of TCE Revenues to shipping revenues and of Adjusted EBITDA to net income in the 2025 Annual Report.
In addition, we continued to further enhance our strong balance sheet by increasing total liquidity to $723.6 million at the end of 2025 from $632.2 million at the end of 2024, and ended the year with 44% (i.e., 31 vessels) of our fleet unencumbered, a net loan to value ratio of 12.9%, and a net debt-to-capital ratio of 16.5%. We made approximately $426.1 million in capital investments for vessel and other property purchases, vessel improvements, vessel construction and drydocking. We also returned capital to our shareholders through cash dividends totaling $144.6 million.
Sustainability and Governance
INSW is committed to working to address Sustainability and Governance issues as a part of our core culture. Accordingly, we strive to meet and, when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry.
In 2025, we published our sixth annual Sustainability Report, which outlined our Sustainability and Governance metrics and performance in 2024 compared with 2023 as well as our vision and goal for the future. Our core philosophy is to transport energy safely and efficiently. The Sustainability Report may be accessed at our website https://www.intlseas.com and clicking on Sustainability and then Sustainability Report on the bottom of the page. The Sustainability Report is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange of 1934, as amended (the “1934 Act”), including this Proxy Statement.
We are focused on various matters in connection with Sustainability and Governance issues:
•
Sustainability. We are committed to fulfilling our mission of transporting energy safely and efficiently to customers around the world using well-maintained assets operated by dedicated crews in a diligent and environmentally sustainable manner. We are aware of our role as a crude and petroleum products transporter in a world gradually transitioning to cleaner energy sources. While we believe that oil will continue to play a significant role in the global energy landscape during this transition, we are committed to supporting and adapting to the shift toward cleaner energy. We welcome and support efforts to increase transparency and to promote investors’ understanding of how we and our industry peers are addressing environmental related risks and opportunities particular to our industry. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time. We have disclosed certain information relating to sustainability and governance on our website, including our Sustainability Report. The report includes information on how we monitor, manage and perform on material sustainability and governance issues in the face of increasing expectations and regulations.

•
Governance. Our Board of Directors, which had nine members as of December 31, 2025, including eight independent members, has experts in shipping and compliance and engages in regular discussions relating to environmental matters and the Company’s response to environmental related risks and opportunities. The Sustainability and Safety Committee of the Board assists the Board in fulfilling its sustainability oversight responsibilities with respect to sustainability policies, strategies and programs. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board and the Sustainability and Safety Committee.
•
Strategy. We are committed to sustainability and governance practices as a part of our core culture. To achieve sustainable growth, including reducing fuel cost and enhancing workforce safety, as well as our long-term financial goals, we have taken actions which include:

•
The establishment of a Performance and Sustainability team that is tasked with both educating the organization as well as putting in place programs and initiatives to expand our decarbonization efforts;

•
The continuing implementation of a third-party data collection and analysis platform which allows data to be gathered from our vessels for use in advanced analytics with the aim of reducing our fuel consumption and carbon dioxide (“CO2”) and greenhouse gas (“GHG”) emissions;

•
The inclusion of a sustainability-linked pricing mechanism in both the $500 Million Revolving Credit Facility and the $160 Million Revolving Credit Facility. The mechanism has been certified by an independent, leading firm in sustainability and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing will be linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s (“IMO”) industry reduction targets in GHG emissions by 2050 (as per the 2023 IMO Strategy on Reduction of GHG Emissions from Ships). This key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios. The relevant emissions data for our fleet will be reported to the applicable Classification Societies, the IMO and the lenders under our sustainability-linked loan facility. We also intend to make such emissions data publicly available. In addition to this GHG reduction measure, the pricing mechanism in the $500 Million Revolving Credit Facility also includes key performance indicators relating to crew safety and investment by the Company aimed at improving energy efficiency and the reduction of emissions;

•	Participation in ITOPF (formerly known as the International Tanker Owners Pollution Federation), the leading not-for-profit marine ship pollution response advisors;
•
Participation in the Marine Anti-Corruption Network, a global business network of over 220 members whose vision is a maritime industry free of corruption that enables fair trade to the benefit of society at large;

•	Membership in the Society for Gas as a Marine Fuel, an organization providing expertise on the use of low and zero carbon marine fuels;
•	Membership on the steering committee of Together in Safety, an industry consortium connecting the maritime sector to improve safety performance;
•	Participation in the North American Marine Environmental Protection Association;
•
Participation as a signatory to the Neptune Declaration on Seafarer Wellbeing and Crew Change, in a worldwide call to action to improve working conditions for seafarers by increasing transparency around mental health, connectivity, shore leave, and work/rest hours;

•
Participation as a signatory to the Gulf of Guinea Declaration on the Suppression of Piracy, which has been signed by more than 500 organizations across the maritime industry and sets out a series of steps to help decrease and end the threat of piracy in the Gulf of Guinea;

•	The installation of Ballast Water Treatment Systems on vessels to comply with all applicable regulations;
•
Specific consideration of overall fuel consumption when selecting vessel purchase candidates and ships in our fleet to consider for disposition, in order to reduce our fleet’s contribution to GHG emissions; and

•
Our continued commitment to practice environmentally and socially responsible ship recycling. Stoppage of work until identified unsafe working conditions are rectified and improvements in procedures for materials handling were some of the positive takeaways noted from our most recent recycling projects.

Additionally, we are developing a plan to meet the IMO’s 2050 and interim GHG emissions targets. The pathway to achieve these targets includes short-term, mid-term and long-term components, such as:
•
We have embarked on a significant Fleet Decarbonization Project to enhance and align our sustainability strategy with stakeholder expectations. We are undertaking a comprehensive assessment of the future readiness and decarbonization capabilities of our vessels. This project will set the foundation for a robust formalized transition plan, ensuring that our fleet is well-prepared to meet the demands of any future low-carbon requirements.

•	We currently operate three dual-fuel LNG VLCCs, and we expect these tankers to be well suited to adhere to future environmental regulation throughout their life.
•	We have a six dual-fuel ready LR1 newbuilding program, with four of the vessels delivered to us in 2025 and earlier this year as discussed in the “2025 in Review” section above.
•
We have installed, and placed a number of additional orders for, energy savings devices such as wake improvement ducts, propellor boss cap fins (PBCFs), and advanced hull coatings which significantly reduce our carbon footprint and adhere to future environmental regulations.

•
We are actively studying, and have begun implementing, other technologies, such as e-fuels and carbon capture, which are not yet mature, or available at scale, but could prove to be an important part of achieving the industry’s decarbonization ambitions and our long-term financial growth.

Human Capital Resources
Management depends on the Company’s workforce to provide superior service and to ensure its vessels are operated safely and securely. Seafarers are hired by the technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of INSW. We are committed to creating a safe, healthy and secure workplace at sea and ashore. We are also committed to providing safe, reliable and environmentally sound transportation to our customers. The development, attraction and retention of employees at sea and ashore is a critical success factor for the Company for succession planning and sustaining our core values.

INFORMATION CONCERNING SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York on Monday, June 8, 2026 at 2 p.m. Eastern time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. You will be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2026. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held).
Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 29, 2026.
Participating in the Annual Meeting in 2026
The Company’s Annual Meeting will be conducted through a hybrid meeting model: in person and online. Stockholders at the close of business on the Record Date will be allowed to communicate with us and ask questions in person or online before and during the Annual Meeting.
A summary of information about participating in the Annual Meeting online follows:
•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/INSW2026
•	Webcast starts at 2:00 p.m., Eastern Time
•	Online check-in is expected to begin at 1:45 p.m., Eastern time, and you should allow up to 15 minutes for the online check-in procedures.
•	Stockholders will be able to vote and submit questions while attending the Annual Meeting
•	Please have your 16-digit control number to enter the Annual Meeting
•	Information on how to attend and participate via the Internet will be posted at www.virtualshareholdermeeting.com/INSW2026
Stockholders who participate in the Annual Meeting by way of the link provided above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.
Record Date, Shares Outstanding and Voting
Only stockholders of record at the close of business on April 9, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had one class of voting securities, its Common Stock, of which 49,504,696 shares were outstanding on the Record Date and entitled to one vote each (the “Common Stock”). A list of our stockholders will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.

All shares represented by the accompanying proxy, if it is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026, (3) FOR approval, in an advisory vote, of the compensation for 2025 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement, and (4) FOR the ratification of the Second Amended and Restated Rights Agreement.
Each of the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026, and the ratification of the Second Amended and Restated Rights Agreement requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and, in the case of the election of directors, entitled to vote on the election of directors. The advisory vote on approval of the compensation to the NEOs for 2025 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.
Your vote and ensuring that your shares will be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually.
Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of votes cast.
New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young LLP without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive officer compensation, ratification of the Second Amended and Restated Rights Agreement and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of the appointment of Ernst & Young LLP) but will not affect the outcome of any other matter being voted upon at the Annual Meeting.
All of these matters are very important to the Company, and we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.
Expenses
The cost of soliciting proxies for the meeting will be borne by the Company. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of votes for a fee of up to $20,000 plus reimbursement of expenses, which will be paid by the Company. The Company will also reimburse brokers and others who are only record or nominee holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile, but will not receive additional compensation for doing so.

Proposals for 2027 Annual Meeting of Stockholders
Pursuant to Rule 14a-8 under the 1934 Act, any proposals of stockholders that are intended to be presented at the Company’s 2027 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2026, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.
Stockholders who wish to propose a matter for action at the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between March 10, 2027 and April 9, 2027. Stockholders can obtain a copy of the By-laws on the Company’s website https://www.intlseas.com/investor-relations/
governance/governance-documents or by writing the Corporate Secretary at: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Our Board of Directors currently has nine (9) members, and each director serves for a one-year term. At the Annual Meeting, stockholders will vote on the nine nominees named below, all of whom are incumbent members of the Board. Each of the nine incumbent director nominees was elected by a majority of stockholders voting at the annual meeting of stockholders held in June 2025.
The nomination of Mr. Kristian K. Johansen as a director in 2024 followed discussions with representatives of Seatankers of which Famatown Finance Limited, the Company’s largest stockholder, is a member. In connection with his nomination, Mr. Johansen delivered an irrevocable conditional letter of resignation to the Board (the “Letter”) in which Mr. Johansen agreed to resign from the Board upon the occurrence of certain events specified in the Letter, including if any member of Seatankers becomes adverse to the Company or if Mr. Johansen fails to comply with the Company and Board policies applicable to directors. The Letter remains in effect. The nominees identified below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”), and each nominee has consented to serve if elected. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2027 Annual Meeting and until their successors are elected and qualify. We are not aware of any reason the nominees would not be able to serve if elected.
There are no family relationships among our directors, or between our directors and executive officers, and the Board has determined that each of the director nominees other than Ms. Lois K. Zabrocky is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE, and that each of the director nominees other than Ms. Zabrocky is independent under the rules of the SEC and the NYSE relating to audit committees. See “Corporate Governance And The Board — Independence” below.
Election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of such election.
Recommendation of the Board
The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The terms of elected directors will expire as of the date of the annual meeting of stockholders to be held in 2027, or will continue until their successors are elected and have qualified. The age of each director is as of the date of this Proxy Statement.

Darron M. Anderson Independent Director Age: 57 Director since June 2024 Committee Membership • Compensation • Sustainability and Safety	Professional Experience
•
Mr. Anderson currently serves as President and Chief Executive Officer of Stallion Infrastructure Services Ltd., a market leading temporary infrastructure services company supporting many different end-markets including the U.S. oil and gas industry (“Stallion”)

•
From March 2017 until 2021 when he became President and Chief Executive Officer of Stallion, Mr. Anderson was President and Chief Executive Officer of Ranger Energy Services, Inc. (“RES”) (NYSE: RNGR), a diversified completion and production services company operating across all major U.S. Shale Basins. Mr. Anderson was responsible for successfully implementing and executing an initial public offering on the NYSE of RES in August 2017

•
Mr. Anderson began his career in the oil and natural gas industry as a drilling engineer for Chevron Corporation in 1991, holding positions of increasing responsibility across U.S. Land, Offshore and Canada. Mr. Anderson resigned from Chevron in 1998 to pursue an entrepreneurial career in oil field services where he spent the last 27 years building successful service organizations focused on land and offshore drilling, completion and production operations

Skills and Expertise
•
Mr. Anderson’s extensive leadership experience in the energy industry, particularly in offshore and on land drilling, with an entrepreneurial spirit and mindset, and demonstrated significant visionary, transactional and operational improvement skills, makes him a valuable asset to the Board

Other Board Experience
• Current Public Boards
○ Tidewater, Inc. (NYSE: TDW)
• Previous Boards & Organizations: Ranger Energy Services, Inc. (NYSE: RNGR); Sidewinder Drilling, LLC; and Express Energy Services, LLC
Education and Certification
• Mr. Anderson holds a Bachelor of Science in Petroleum Engineering from the University of Texas, Austin

Timothy J. Bernlohr Independent Director Age: 67 Director since November 2016 Committee Membership • Compensation (Chair) • Governance	Professional Experience
•
Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC (“TJB”), which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services

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Prior to founding TJB in 2005, he was the President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets

	•	Before joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries and held various management positions
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Mr. Bernlohr has significant experience in both the energy and maritime sectors having served as chairman or director of Petro Rig; Hercules Offshore, Inc.; Aventime Renewable Resources; Trident Resources; San Antonio Oil and Gas S.A.; Windstar Cruise Lines; Senvion S.A.; Edison Mission Energy; and US Power Generating Company

Skills and Expertise
	•	Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Smurfit Westrock Plc (NYSE: SW) (Chairman of the Compensation Committee)
○ Spirit Airlines, Inc. (OTC: FLYYQ) (Chairman of the Compensation Committee)
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Previous Boards & Organizations: Atlas Air Worldwide Holdings, Inc; Chemtura Corporation; Rock-Tenn Company and WestRock Company (each, a predecessor of Smurfit Westrock Plc); Cash Store Financial Services, Inc; Skyline Champion Corporation; Overseas Shipholding Group, Inc. (“OSG”); and F45 Training Holdings Inc.

Education and Certification
	•	Mr. Bernlohr is a graduate of Pennsylvania State University

Ian T. Blackley Independent Chairman of the Board Age: 71 Chairman since November 2024 and a Director since July 2013 Committee Membership • Sustainability and Safety (Chair)	Professional Experience
	•	Mr. Blackley was the President and Chief Executive Officer of OSG (the former parent corporation of the Company) from January 2015 until his retirement in December 2016
	•	From September 2014 to November 2016, Mr. Blackley was the Senior Vice President and Chief Financial Officer of the Company
•
After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions before he was appointed President and Chief Executive Officer, including Executive Vice President and Chief Operating Officer (from December 2014 to January 2015), Senior Vice President (from May 2009 to December 2014), Chief Financial Officer (from April 2013 to December 2014) and Head of International Shipping (from January 2009 to April 2013)

	•	Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991
Skills and Expertise
	•	Mr. Blackley’s extensive experience both with the shipping industry generally, and the Company in particular, makes him a valuable asset to the Board
Other Board Experience
	•	Mr. Blackley does not currently serve on other public company boards
	•	Previous Boards & Organizations: Gard P.& I. (Bermuda) Ltd.; OSG (including the Company as a wholly-owned subsidiary)
Education and Certification
	•	Mr. Blackley holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license

A. Kate Blankenship Independent Director Age: 61 Director since July 2021 Committee Membership • Audit • Compensation	Professional Experience
	•	Mrs. Blankenship served as Chief Accounting Officer and Company Secretary of Frontline Ltd. from 1994 to 2005
Skills and Expertise
	•	Mrs. Blankenship’s substantial experience in international shipping as an accountant and a director makes her a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Borr Drilling Limited (NYSE: BORR) (Chair of the Audit Committee and Compensation Committee)
○ Himalaya Shipping Ltd. (NYSE and OSL: HSHP) (Member of the Audit Committee)
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Previous Boards & Organizations: Diamond S Shipping Inc. (“Diamond S”) (until merger with the Company); Eagle Bulk Shipping Inc.; 2020 Bulkers Ltd. (OSE: 2020); North Atlantic Drilling Ltd.; Archer Limited; Golden Ocean Group Limited; Frontline Ltd.; Avance Gas Holding Limited; Ship Finance International Limited; Golar LNG Limited; Golar LNG Partners LP; Seadrill Limited; and Seadrill Partners LLC

Education and Certification
	•	Mrs. Blankenship has a Bachelor of Commerce degree from the University of Birmingham
	•	Mrs. Blankenship is also a Member of the Institute of Chartered Accountants of England and Wales

Randee E. Day Independent Director Age: 78 Director since November 2016 Committee Membership • Audit (Chair) • Governance	Professional Experience
	•	Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company
	•	From 2020 until June 2022, she was also a senior advisor to Teneo, a global capital advisory and restructuring firm
	•	Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Holdings Inc. (NYSE: DHT)
•
Ms. Day was previously a Managing Director at the Seabury Group, a transportation advisory firm, the Division Head of JP Morgan’s shipping group in New York, and has additional banking experience at Continental Illinois National Bank, Bank of America and the Export-Import Bank of the United States

Skills and Expertise
	•	Ms. Day’s extensive experience in the shipping and banking industries makes her a valuable asset to the Board
Other Board Experience
	•	Ms. Day does not currently serve on other public company boards
	•	Previous Boards & Organizations: DHT Holdings, Inc.; TBS International, Inc.; Tidewater, Inc.; Ocean Rig ASA; Excel Maritime Carriers Inc.; and Eagle Bulk Shipping Inc.
Education and Certification
	•	Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University
	•	Ms. Day is also a graduate of the Senior Executives in National and International Security Program at the Kennedy School at Harvard University

David I. Greenberg Independent Director Age: 72 Director since June 2017 Committee Membership • Audit • Governance (Chair)	Professional Experience
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Mr. Greenberg is a Managing Director of Cortina Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries

•
From 2017 to March 2022, Mr. Greenberg was Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, serving as Chief Executive Officer during 2020. LRN advises global companies on governance, ethics, compliance, culture and strategy issues

•
For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. (then the parent company of Phillip Morris USA), Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee

	•	Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm of Arnold & Porter
Skills and Expertise
	•	Mr. Greenberg’s investment and legal experience, particularly with respect to governance-related matters, makes him a valuable asset to the Board
Other Board Experience
	•	Mr. Greenberg does not currently serve on other public company boards
	•	Previous Boards & Organizations: Acqua Recovery LLC (Chairman); APCO Worldwide; Keystone Center (Chairman); Clean Tech Ltd.
Education and Certification
	•	Mr. Greenberg attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago

Kristian K. Johansen Independent Director Age: 54 Director since June 2024 Committee Membership • Sustainability and Safety	Professional Experience
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Mr. Johansen currently serves as the Chief Executive Officer of TGS ASA (“TGS”) (Oslo Stock Exchange (“OSE”): TGS), a leading energy data and intelligence company. Prior to being appointed to his current position in TGS in March 2016, Mr. Johansen held several senior executive positions at TGS, including Chief Operating Officer from 2015 to 2016 and Chief Financial Officer from 2010 to 2015

•
Prior to joining TGS, Mr. Johansen served as an Associate Director of Danske Markets Inc., a Norwegian investment firm from 2000 to 2005, Executive Vice President and Chief Financial Officer of AF Gruppen ASA, a public Norwegian engineering and construction company from 2005 to 2007 and as Executive Vice President and Chief Financial Officer of EDB Business Partner ASA (formerly OSE: TIETO), a Norwegian information technology company, from 2007 to 2010

Skills and Experience
•
Mr. Johansen’s wide experience of executive and board positions in the global energy industry, combined with international finance and capital markets knowledge, makes him a valuable asset to the Board

Other Board Experience
• Current Public Boards
○ Valaris Limited (NYSE: VAL), an offshore drilling contractor
• Previous Boards & Organizations: Prosafe SE; Agrinos ASA; Seven Drilling ASA
Education and Certification
• Mr. Johansen has a Bachelor and Masters degree in Business Administration from the University of New Mexico

Craig H. Stevenson, Jr. Independent Director Age: 72 Director since July 2021 Committee Membership • None	Professional Experience
	•	Mr. Stevenson served as a consultant to the Company from the merger in July 2021 with Diamond S until January 2022
	•	From March 2019 until the merger, he served as Chief Executive Officer, President and director of Diamond S
•
Mr. Stevenson founded DSS Holdings L.P. (“DSS LP”), the predecessor of Diamond S, in 2007 and served as its Chief Executive Officer, President and a member of its board of directors since its establishment

	•	Mr. Stevenson was previously the Chairman of the Board and Chief Executive Officer of OMI Corporation and oversaw its sale in 2007, having first joined in 1993 as Senior Vice President – Commercial
Skills and Expertise
•
Mr. Stevenson’s substantial experience and expertise in the shipping industry and knowledge of Diamond S’ affairs as its former Chief Executive Officer and President make him a valuable asset to the Board

Other Board Experience
	•	Mr. Stevenson does not currently serve on other public company boards
	•	Other Boards & Organizations: American Bureau of Shipping
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Previous Boards & Organizations: Diamond S (until merger with the Company); SFL Corporation Limited (formerly named Ship Finance International Limited) (Non-Executive Chairman and subsequently director); Intermarine (Non-Executive Chairman)

Education and Certification
	•	Mr. Stevenson attended Lamar University, where he graduated with a degree in business administration

Lois K. Zabrocky Director, President & Chief Executive Officer Age: 56 Director since May 2018 Committee Membership • None	Professional Experience
•
Ms. Zabrocky has been the President and Chief Executive Officer of the Company since the spin-off from OSG on November 30, 2016 (the “Spin-Off”). Under her leadership, the Company’s operating and newbuilding fleet has grown from 55 vessels (including six vessels held by joint ventures) to more than 80 vessels and the Company’s revenues have increased from under $300 million to more than $1 billion

•
Prior to the Spin-Off, Ms. Zabrocky served as Co-President and Head of the International Flag Strategic Business Unit of OSG, where she was responsible for the strategic plan and profit and loss performance of OSG’s international tanker fleet

•
Ms. Zabrocky previously served in various roles during her more than 25 years at OSG, including Senior Vice President, Chief Commercial Officer of the International Flag Strategic Business Unit, and Head of the International Product Carrier and Gas Strategic Business Unit

Skills and Expertise
	•	Ms. Zabrocky’s long experience with the Company and the shipping industry makes her a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Tidewater, Inc. (NYSE: TDW)
•
Other Boards & Organizations: Gard P. & I. (Bermuda) Ltd.; ITOPF Limited, a not-for-profit ship pollution advisor providing advice worldwide on responses to spills of oil, chemicals and other substances at sea; the Company (as a wholly-owned subsidiary of OSG)

Education and Certification
	•	Ms. Zabrocky holds a Bachelor of Science degree from the United States Merchant Marine Academy and holds a Third Mate’s License
	•	She has also completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses

DIRECTOR COMPENSATION
The Board has delegated to the Compensation Committee the determination of the compensation of directors, including compensation for serving on Board committees. During 2025, the Company’s non-executive Chairman of the Board, Mr. Ian T. Blackley, received an annual cash retainer of $172,000 and each of the Company’s other non-employee directors received an annual cash retainer of $80,000. The Chairman of each of the Compensation Committee, the Governance Committee and the Sustainability and Safety Committee each received an additional annual cash retainer of $20,000 and the Chairman of the Audit Committee received an additional annual cash retainer of $25,000. Each member of the four committees (other than the committee Chairman) received an additional annual cash retainer of $10,000. No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending in-person Board and Board committee meetings. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board. All directors’ cash compensation is payable quarterly in advance.
Under the 2020 International Seaways, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan”), the Board has discretion to grant various types of equity-based awards to directors. The Board has delegated to the Compensation Committee administration of the Director Plan. The Compensation Committee, based upon consideration of information provided by the Compensation Committee’s independent advisors, has established the annual equity compensation of the non-Executive Chairman of the Board at $235,000 and the annual equity compensation of each other non-employee director at $115,000. On June 10, 2025, the Board granted the non-executive Chairman of the Board, Mr. Ian T Blackley, 6,344 shares of Common Stock having a fair market value of $235,000 and granted each other non-employee director 3,104 shares of Common Stock having a fair market value of $115,000, in each case vesting on the earlier of (a) June 10, 2026 and (b) the date of the Annual Meeting of Stockholders of the Company in 2026, subject to the director continuing to provide services to the Company as of such date.
The following table shows the total compensation paid with respect to the Company’s non-employee directors during 2025:

	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darron M. Anderson	100,000	114,972	—	—	214,972
Timothy J. Bernlohr	110,000	114,972	—	—	224,972
Ian T. Blackley	192,000	234,982	—	—	426,982
A. Kate Blankenship	100,000	114,972	—	—	214,972
Randee E. Day	115,000	114,972	—	—	229,972
David I. Greenberg	110,000	114,972	—	—	224,972
Kristian K. Johansen	90,000	114,972	—	—	204,972
Craig H. Stevenson, Jr.	80,000	114,972	—	—	194,972

(1)	Consists of annual Board fees, annual Board Chairman and annual Chairman of the Audit, Compensation, Governance and Sustainability and Safety Committees fees and annual committee member fees.
(2)
Stock awards are calculated at grant date fair value in accordance with FASB Topic 718. As of December 31, 2025, the Chairman of the Board, Mr. Blackley, held 6,344 shares of unvested restricted shares of Common Stock and, as of such date, each other non-employee director held 3,104 shares of unvested restricted shares of Common Stock, for an aggregate of 28,072 shares of unvested restricted shares of Common Stock at 2025 year end.

Director Stock Ownership Guidelines
The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.
The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units and restricted shares convertible into shares of stock and stock owned by his or her spouse and minor children), with a market value equal to at least three times his or her annual cash base retainer. At December 31, 2025, each non-employee director was in compliance with such stock ownership guidelines.

CORPORATE GOVERNANCE AND THE BOARD
General
Corporate Governance Principles. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The business and affairs of the Company are managed under the direction of the Board in accordance with Marshall Islands law. The Board’s principal responsibilities are to provide direction, oversight and counsel to the Company’s management and to generally maximize the value of the Company for its stockholders.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are posted on the Company’s website https://www.intlseas.com/investor-relations/
governance/governance-documents, and are available in print upon request. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement. Mergers and other business combinations may be approved by the affirmative vote of holders of a majority of outstanding shares of Common Stock (unless the transaction would require the amendment of any provision of the Company’s Articles of Incorporation or By-laws requiring a greater percentage to amend).
Board Leadership Structure. The Corporate Governance Guidelines provide that the Board selects the CEO of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chairman, he or she may be a non-management director or the CEO. The Company currently separates the role of CEO and Chairman.
The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.
The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.
Board Oversight of Risk Management. While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.
At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the internal auditors and the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary.

The Governance Committee manages risk associated with Board independence, and corporate governance issues and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. Included in such oversight is a review of the Company’s business resiliency, data privacy and cybersecurity, both onshore and on the Company’s vessels. The Company’s cybersecurity program is based on the National Institute of Standards and Technology cybersecurity framework and related framework developed for the maritime industry. INSW’s information systems have been enhanced in recent years through the implementation of cloud-based architecture and AI machine-learning based security solutions. Management reports to the Governance Committee on the Company’s information systems and security semi-annually and the Company provides a mandatory on-line information security training program to onshore employees annually.
The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.
The Sustainability and Safety Committee assists the Board in fulfilling its sustainability oversight responsibilities with respect to environmental and social policies, strategies and programs that have a material impact on the performance of the Company or on any of the Company’s stakeholders.
Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully.
Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.
Sustainability Initiatives. The Board and the Sustainability and Safety Committee regularly engage in discussions relating to sustainability risks and opportunities, including INSW’s response to environmental and climate change-related risks and opportunities. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board of Directors. The Company is committed to meeting sustainability principles as a part of its core culture. Accordingly, INSW strives to meet and, when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry, as described in greater detail in the 2025 Annual Report. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time.
Independence. Under the Corporate Governance Guidelines, which incorporate standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Ms. Lois K. Zabrocky have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board, because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Ms. Lois K. Zabrocky are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.
Executive Sessions of the Board. To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Meetings of the Board. The Board held seven (7) meetings during 2025. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.
Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the current directors attended the Annual Meeting of Stockholders in 2025, which was held both in person and “virtually” via live webcast.
Communications with Board Members. Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.
Business Conduct and Governance Policies. The Company has adopted a number of business conduct and governance policies, including the following:
•
A Code of Business Conduct and Ethics, which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics.

•
An Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging or pledging their ownership of securities of the Company.

•
An Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide.

•
An Incentive Compensation Recoupment Policy under which, depending on the circumstances, (i) executive officers of the Company are required to repay or return erroneously awarded compensation to the Company in accordance with claw back rules under the 1934 Act and New York Stock Exchange listing standards and (ii) officers of the Company, in the good faith discretion of the Board of Directors or the Compensation Committee, are required to repay all or a portion of incentive compensation paid to them by the Company.

A current copy of each of these policies is available in print upon request to our Investor Relations department at International Seaways, Inc., 600 Third Avenue, New York, New York 10016 and is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/
governance-documents. If the Board grants any waivers from the Code of Business Conduct and Ethics to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through that section of our website on a timely basis.

Other Directorships and Significant Activities. The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues.
The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.
The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).
If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chair of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.
Related Party Transactions
Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, in order to identify related party transactions, each year the Company requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department review the terms of all related party transactions, and management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved. During 2025 and through the date of this Proxy Statement, the Company did not have any related party transactions.
Committees
The Company has four standing committees of its Board: the Audit Committee, the Governance Committee, the Compensation Committee and the Sustainability and Safety Committee. Each of the Board committees has a charter that is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/governance-documents and is available in print upon request.
Audit Committee. The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2025, the Audit Committee consisted of Ms. Randee E. Day (Chair), Mrs. A. Kate Blankenship and Mr. David I. Greenberg. The Board determined that each of Ms. Day, and Mrs. Blankenship is an audit committee financial expert, as defined by rules of the Securities and Exchange Commission (the “SEC”) and NYSE. The Audit Committee met five (5) times in 2025.
The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee appoints and retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).
The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.
Governance Committee. The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2025, the Governance Committee consisted of Mr. David I. Greenberg (Chair), Mr. Timothy J. Bernlohr and Ms. Randee D. Day. The Governance Committee met five (5) times in 2025.
The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations, including cybersecurity threats. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. The Governance Committee also meets with the General Counsel (in his capacity as compliance officer) in executive session from time to time as needed. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.
The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.
The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:
•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•
high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.
As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The average age of the nine (9) current directors is 65.2 years. Three (3) directors are age 59 or younger, two (2) directors are from 60 through 69 years old and four (4) directors are more than 69 years old. Two (2) directors have served as directors for three or less years, two (2) have served from three to six years and five (5) directors have served for six or more years. Three (3) of the nine (9) directors are female. Eight (8) of the directors are “independent” and two (2) are “audit committee financial experts” as defined by the NYSE or the SEC.
The Governance Committee believes that the nine (9) director nominees have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders.
All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. All of the nine (9) director nominees for election at the Annual Meeting were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2025.
A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.
Recommendations must be received by December 31, 2026 in order for a candidate to be considered for election at the 2027 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.
Compensation Committee. The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2025, the Compensation Committee consisted of Mr. Timothy J. Bernlohr (Chair), Mr. Darron M. Anderson, and Mrs. A. Kate Blankenship. The Compensation Committee met five (5) times in 2025.
The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. It annually reviews executive compensation policies and practices and employee benefits, and associated risks. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs. In addition, the Compensation Committee determines the cash and equity compensation of directors, including the Chairman of the Board.
Sustainability and Safety Committee. The Sustainability and Safety Committee assists the Board in fulfilling its sustainability oversight responsibilities with respect to environmental and social policies, strategies, and programs. The Sustainability and Safety Committee is required to have no fewer than two members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2025, the Sustainability and Safety Committee consisted of Mr. Ian T. Blackley (Chair), Mr. Darron M. Anderson and Mr. Kristian K. Johansen. The Sustainability and Safety Committee met four (4) times in 2025.

The Sustainability and Safety Committee monitors and makes recommendations to the Board regarding significant energy transition related projects and initiatives, including, projects and initiatives intended to make the Company’s operations more energy efficient or reduce the Company’s greenhouse gas emission impact. It monitors the Company’s compliance with applicable laws and regulations relating to environmental, health and safety matters. As part of its duties, it reviews the Company’s sustainability disclosures, including the Company’s annual Sustainability Report and any material sustainability communication plans or public disclosures.

AUDIT COMMITTEE REPORT
Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/
governance-documents.
In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the 2025 Annual Report. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).
The Committee also held discussions with the Company’s internal auditors and reviewed management’s report on the assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and the Company’s internal auditors and independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements and management’s assessment of the Company’s internal control over financial reporting referred to above be included in the 2025 Annual Report for filing with the SEC.

International Seaways, Inc. Audit Committee:

Randee E. Day, Chair
A. Kate Blankenship
David I. Greenberg
April 29, 2026

In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2026, subject to the ratification of the stockholders at the Annual Meeting. EY has served as the independent registered public accounting firm of the Company since 2017. The lead audit partner for 2025 was appointed in 2022 in accordance with applicable auditor independence policies. As in prior years, management and the Audit Committee engaged in a review of EY in connection with the Audit Committee’s review of whether to recommend that stockholders ratify the selection of EY as the Company’s independent registered public accounting firm for 2026. In that review, the Audit Committee considered, among other factors, (i) the continued independence of EY, (ii) whether retaining EY is in the best interest of the Company and its stockholders, (iii) EY’s known legal risks and significant proceedings that may affect its ability to perform the Company’s annual audit, (iv) EY’s fees and services provided to the Company and (v) the impact of changing independent registered public accounting firms. The Audit Committee considers the appointment of EY to be in the best interest of the Company and its stockholders.
In deciding to engage EY, the Audit Committee reviewed auditor independence and existing commercial relationships with EY, and concluded that EY had no commercial relationship with the Company that would impair its independence.
Representatives of EY will attend the Annual Meeting and be afforded the opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders. If the appointment is not ratified by stockholders, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.
•
Audit Fees. Audit fees incurred by the Company to EY were $1,425,480 in 2025 and $1,375,307 in 2024. Audit fees incurred by the Company to EY for 2025 and 2024 include fees for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2025 and 2024; the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the years ended December 31, 2025 and 2024; financial audits and reviews for certain of the Company’s subsidiaries and expenses incurred related to the performance of the services noted above.

•	Tax Fees. Tax fees incurred by the Company to EY were nil in 2025 and $12,700 in 2024. Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. There were no other fees incurred by the Company to EY in 2025 and 2024.
The Audit Committee considered whether the provision of services described above under “Tax Fees” are compatible with maintaining EY’s independence. The Company does not believe that any reasonable concerns about the objectivity of EY in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services.
The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the action of the Audit Committee of the Board of Directors of the Company in appointing Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026 be, and it hereby is, ratified and approved.
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.
Recommendation of the Board
The Audit Committee and the Board recommends a vote “FOR” such ratification.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 3)
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2025 as described beginning on the next page of this Proxy Statement in the section titled “Compensation Discussion and Analysis”.
As more fully described in that section, the Company’s executive compensation program is designed to promote the following objectives:
•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•
Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;

•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.
The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2025.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2025 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders.
As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.
Recommendation of the Board
The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2025 as disclosed in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis (“CD&A”) discusses our 2025 executive officer compensation program. It describes our compensation philosophy; the objectives of the executive compensation program and policies in 2025; the elements of the compensation program; and how each element fits into our overall compensation philosophy. The Compensation Committee oversees the compensation program design as well as the compensation paid to our executive officers, including under their employment agreements (described below).
The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is set out in the Summary Compensation Table following this CD&A. In 2025, our NEOs (all of whom were employees of INSW throughout the year) were as follows:

Incumbent	NEOs Position
Lois K. Zabrocky	President and Chief Executive Officer (“CEO”)
Jeffrey D. Pribor	Chief Financial Officer (“CFO”), Senior Vice President
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Derek G. Solon	Senior Vice President (Chief Commercial Officer)
William F. Nugent	Senior Vice President (Chief Technical and Sustainability Officer)

2025 Performance
We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal years 2023, 2024 and 2025 are important factors in understanding our 2025 executive compensation. Please refer to “Who We Are – 2025 in Review” above for a summary of our recent achievements. INSW posted strong financial results in 2025, as summarized above and described in greater detail in our 2025 Annual Report (a copy of which you can obtain as described in “Other Matters” below).
Say-on-Pay Results
INSW has provided stockholders with an annual advisory vote to approve executive compensation since our first annual meeting of stockholders in 2017. In 2025, over 97% of the shares that were voted on the proposal to approve executive compensation supported the proposal (excluding broker non-votes).
INSW has a longstanding practice of regularly engaging with its stockholders to ensure alignment of strategic, material, compensatory, and other interests and has benefited from the candid and constructive feedback provided by stockholders through the course of such outreach efforts. The Company has a quarterly engagement program designed to identify and communicate with its top 50 stockholders.
The Company acknowledges the strong support from its stockholders owning more than 97% of its shares which were voted at its 2025 annual meeting and believes the results reflect an endorsement of its existing compensation policies and decisions. If, in the future, dissatisfaction is expressed with our compensation program as we continue engagement in our regular and thorough stockholder outreach, we will consider making adjustments to our program where appropriate to address any such dissatisfaction.
The Company holds an annual say-on-pay vote by its stockholders, whose vote frequency was approved by stockholders in 2023. The Company’s next “say-when-on-pay” vote will be conducted at the 2029 Annual Meeting of Stockholders. The Compensation Committee will continue to engage with stockholders and will consider feedback from them, as well as the results from the 2026 and future advisory votes on executive compensation, when evaluating INSW’s executive compensation program and policies.

Compensation Philosophy, Objectives and Practices
Compensation Philosophy and Objectives
The Company believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over both the short- and long-term.
The Company’s compensation program is structured to drive and support these goals, and is designed with the following objectives in mind:

COMPENSATION PROGRAM OBJECTIVES
Overall Objectives	•	Attract, motivate, retain and reward highly talented executives and managers, whose leadership and expertise are critical to our overall growth and success.

	•	Align the interests of our executives with those of our stockholders.

	•	Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

•
Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

	•	Discourage excessive and imprudent risk-taking.

	•	Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives	•
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance. For the 2025 fiscal year, the pay mix at target for the Chief Executive Officer and the average for the other NEOs is displayed below.

Pay-For-Performance Objectives	•
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

		–	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

COMPENSATION PROGRAM OBJECTIVES
–
Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

–	Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

–
Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices
Our goal is to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and in conformance with best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation to identify opportunities for improvement. The Compensation Committee believes a significant portion of the NEOs’ total compensation should be variable and “at risk,” based upon Company earnings from shipping operations (“ESO”) achievement, business/operational metrics and individual performance. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs to (i) promote the achievement of its annual operating plan and long-term business strategy; (ii) build long-term stockholder value; and (iii) discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.
The following table summarizes key features of our executive compensation program.

WHAT WE DO

Pay For Performance	We align the interests of our executives and stockholders using performance-based annual cash incentive compensation and service and performance-based long-term cash and equity incentive compensation.

Compensation Benchmarking
We compare our executives’ total compensation to a consistent peer group for comparable market data. We evaluate that peer group annually to ensure that it remains appropriate, and we add or remove peers only when our Compensation Committee determines, with the advice of its independent compensation consultant, it is clearly warranted.

Stock Ownership Guidelines	We maintain and track progress against stock ownership guidelines for our executives and non-employee directors.

Anti-Hedging and Anti-Pledging Policies
We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging, pledging and short selling of our stock by all directors, officers and employees.

Compensation Recoupment Policy
Our Incentive Compensation Recoupment Policy, all of our incentive compensation plans and the terms of our equity agreements describe the circumstances pursuant to which (i) Executive Officers are required to repay or return erroneously awarded compensation to the Company in accordance with claw back rules under the 1934 Act and New York Stock Exchange listing standards or (ii) the Board of Directors or the Compensation Committee may, in its good faith discretion, require officers to repay to the Company all or a portion of incentive compensation they receive.

Independent Compensation Consultant	Our Compensation Committee engages an independent compensation consultant to review and provide recommendations regarding our executive compensation program.

Annual Risk Assessment
We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking.

WHAT WE DO NOT DO

Automatic Salary Increases & Bonus Payments	We do not provide for automatic salary or bonus increases.

Excise Tax Gross-Ups	We do not provide for any excise tax gross-ups.

Executive Benefits / Perquisites
We do not maintain any defined benefit or active supplemental retirement plan; nor do we provide other personal benefits or perquisites to our named executive officers that are not available to all employees other than excess liability insurance coverage.

Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs.

Dividends	We do not pay dividends on unvested equity awards (other than restricted stock) until, and only to the extent, those awards vest.

Long-Term Incentive Plan	Our long-term equity incentive plan prohibits liberal share recycling and repricing or buyouts of underwater options or stock appreciation rights without stockholder approval.

Roles in Setting Executive Compensation
Role of the Compensation Committee
Structure of the Compensation Committee: During 2025, the Compensation Committee consisted of three members of the Board, Mr. Timothy J. Bernlohr (Chair), Mr. Darron M. Anderson, and
Mrs. A. Kate Blankenship, each of whom qualified as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act and the Dodd-Frank Act. Recognizing the importance of independent perspectives, the Compensation Committee regularly meets in executive session, without any members of management present.
Objectives of The Compensation Committee and the Decision-Making Process: The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that the Company’s executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success of the Company; INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.
Role of Outside Advisors: The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. The Compensation Committee has engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. Additionally, LB&Co. assisted management in the preparation of this Proxy Statement.
As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee determined that the work of LB&Co. did not raise any conflict of interest in 2025. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act.
Role of the CEO in Setting CEO and Other Executives’ Compensation
All decisions relating to the compensation of Ms. Zabrocky, INSW’s CEO, are made by the Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s other NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and the advice received from LB&Co. The CEO recommends the compensation levels for the other NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives (“internal equity”), external equity and assesses retention risks. The CEO’s recommendations are subject to review and, in some cases, modification by and ultimate approval of the Compensation Committee or, if and when sufficiently material, the full Board.
All 2025 compensation decisions (including base salaries, annual incentive and long-term incentive target percentages and annual incentive and long-term incentive performance measures and goals) were made under the auspices of the Compensation Committee. Additionally, the Compensation Committee was responsible for the review and certification of the 2025 performance results that determined the annual incentive and long-term incentive payouts for the NEOs.
Consideration of Compensation Peer Group
The Compensation Committee examines the executive compensation of a group of peer companies to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee reviews the Peer Group with LB&Co. on a regular basis to affirm that the Peer Group comprises companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues and market capitalization), and the competitive marketplace for talent.
While the Compensation Committee believes the data derived from any peer group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case, as there are unique aspects of company performance – for example, work relating to strategic initiatives – that may not apply to peer companies or be apparent based on benchmarking comparisons. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, uses the information from the Peer Group for informational and analytical purposes, but does not make compensation decisions based solely on this market data. With this in mind, INSW augments the Peer Group data with publicly available survey data and uses all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.

2025 Peer Group. The Peer Group for 2025 consisted of 13 publicly traded oil, shipping and transportation companies, with a significant international focus. For the 2025 calendar year, the total revenues of this group ranged between $342.1 million and $36.9 billion with median revenues of some $1.4 billion. INSW’s total revenues for 2025 were approximately $850 million. The following 13 companies comprised the 2025 Peer Group:

Algoma Central Corporation	Kirby Corporation
Bristow Group Inc.	Landstar System, Inc.
Dorian LPG Ltd.	Matson, Inc.
Excelerate Energy, Inc.	Tidewater Inc.
Genco Shipping & Trading Limited	TORM plc
Genesis Energy, L.P.	World Kinect Corporation
Helix Energy Solutions Group, Inc.

2026 Peer Group. In February 2026, the Compensation Committee decided and approved that the Peer Group for 2026 would remain the same as the Peer Group for 2025.
Elements of the 2025 Executive Officer Compensation Program
The Compensation Committee reviews each element of compensation annually to ensure it aligns with our compensation philosophy and objectives, as well as to assess INSW’s executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:
•	Base salary
•	Annual (performance-based cash) incentive compensation
•	Long-term (equity) incentive compensation
•	Severance arrangements
•	Retirement benefits generally available to all employees
•	Welfare and similar benefits (e.g., medical, dental, disability and life insurance) available to all employees
INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay-for-performance culture in which we place a larger portion of total compensation “at-risk” in the form of annual performance based cash incentives (which will only be paid if INSW achieves specified performance goals) and long-term equity incentives (which vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals).
Base Salary
We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and that comparison, the Compensation Committee determines whether the NEO salaries, taken together with other elements of compensation, are at levels sufficient to attract, motivate, retain and reward the executives who are essential to leading the Company and driving stockholder value.
Annual adjustments in base salary, if any, consider individual performance, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances where the duties and responsibilities of a NEO change, the CEO may recommend any adjustments believed to be warranted, and the Compensation Committee will consider all the factors above in determining whether to approve any such changes.

With respect to those employees who were NEOs in 2025 and based on the factors and criteria described above, increases in base salary from 2024 to 2025 for Messrs. Pribor and Small were 2.5% and 1.8% respectively. The salaries of Ms. Zabrocky and Messrs. Solon and Nugent did not change from their 2024 levels. The following table summarizes 2025 base salaries for our NEOs.

Name	Position	2025 Salary
Lois K. Zabrocky	President and Chief Executive Officer	$800,000
Jeffrey D. Pribor	Chief Financial Officer, Senior Vice President	$625,000
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$565,000
Derek G. Solon	Senior Vice President (Chief Commercial Officer)	$435,000
William F. Nugent	Senior Vice President (Chief Technical and Sustainability Officer)	$435,000

2025 Annual (Cash) Incentive Plan
Pursuant to the Company’s currently effective Management Incentive Compensation Plan (the “MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan, which for the NEOs generally reflects the terms of the annual cash incentive plan available to all employees, is intended to focus our NEOs on our critical, short-term financial and operational goals. As in past years, the financial performance measure for 2025 was ESO. The NEO awards were also based on quantifiable measures of Company performance against certain corporate metrics, business/operational metrics (including safety) and environmental measures, in addition to the achievement of individual performance goals.
ESO is a non-GAAP measure that we use for compensation purposes, defined as income from vessel operations before depreciation and amortization, gains and losses from vessel sales (including impairments), stock compensation expenses and certain other non-cash charges, one-time merger and integration related costs, legal and consulting expenses for shareholder activism-related matters, and third-party debt modification fees, reduced by expenditures for dry dockings and vessel expenditures. INSW establishes ESO threshold goals based on multiple factors, including projected time charter rates that reflects views of the shipping market (including the market’s cyclical nature), and the probability of the resumption of normalized trading patterns and not upon then current war and geopolitical events, such as the continued conflict between Russia and Ukraine and conflicts in the Persian Gulf and Red Sea. The ESO target goals for 2025 ($370.7 million) were higher than for 2024 ($343.4 million). Actual ESO for INSW in 2025 was $388.6 million compared to $514.2 million in 2024. The following table reconciles income from vessel operations for 2025, as reflected in the consolidated statements of operations of the Company for 2025 set forth in the 2025 Annual Report, to ESO:

(Dollars in thousands)
Income from vessel operations	$345,385
Depreciation and amortization	153,586
Gain on disposal of vessels and other assets	(42,537)
Other operating expenses	3,451
General and administration expenses incurred on other projects	2,513
Non-cash stock compensation expense	8,699
Non-cash amortization of a prepaid Directors and officers run off policy related to the Merger	572
Non-cash rent expense	(187)
481,572
Drydock expenditures	(85,326)
Vessel expenditures (excluding $334.0 million of newbuild and vessel purchase costs and deposits)	(7,658)
Earnings from Shipping Operations (ESO)	$388,588

For 2025, the annual incentive target for Ms. Zabrocky was 125% of her base salary, the annual incentive target for Mr. Pribor was 110% and the annual incentive targets for Messrs. Small, Solon and Nugent were 100% of their respective base salaries. Based on the weighting described below, the potential actual incentive payout range for Ms. Zabrocky and Messrs. Pribor and Small was 0% to 142% of target, while for Messrs. Solon and Nugent the range was 0% to 137%.
NEOs have different weights ascribed to their Company ESO, business/operational and individual goals, each of which is a component of the payout calculation. The specific weights were established based on the scope of each NEO’s role and their respective abilities to affect the results and were ultimately recommended by the CEO and approved by the Compensation Committee. The following table sets forth the weights by component and NEO.

Individual	Company ESO	Business/ Operational Metrics	Individual Performance Goals
Ms. Zabrocky	60%	15%	25%
Messrs. Pribor and Small	60%	10%	30%
Messrs. Solon and Nugent	33.3%	33.3%	33.4%

For 2025, each goal was assessed on an achievement scale of between 70% and 130%, with 100% reflecting target level, 130% being the maximum level, and a score of 0% given for achievement below 70%.
•	For ESO achievement, the performance factor (i.e., payout) can range from 0% to a maximum of 150% (corresponding to a 130% ESO achievement level, as detailed below).
•	For the business/operational metrics and individual performance goals, the payout can range from 0% to a maximum of 130% (corresponding with actual achievement level).
•
If the achievement level for ESO is below 70%, the payout on the commercial and operational metrics cannot exceed its target (100%) and the payout on the individual performance goals component (MBO) cannot exceed 50% of the individual performance goals (MBO) target.

•	If the achievement level for the business/operational metrics is below 70%, the performance factor (payout) for this measure is zero, resulting in no bonus being payable in respect of this measure.
•	If the individual performance achievement level for any NEO is below 70%, it would result in no bonus being payable on this metric.
2025 Company ESO Goal. The table below sets forth the ESO performance thresholds at INSW and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement.

($ Thousands)		ESO Threshold
Performance Factor (Payout As a % of Target)	% Achievement	2025
50.00%	70%	112,671
58.40%	75%	155,668
66.70%	80%	198,665
75.00%	85%	241,662
83.30%	90%	284,659
91.70%	95%	327,656
100.0%	100%	370,653
108.4%	105%	413,650
116.7%	110%	456,647
125.0%	115%	499,644
133.3%	120%	542,641
141.7%	125%	585,638
150.0%	130%	628,635

In 2025, the ESO result was earnings of $388.6 million which was an achievement of 100% for this metric which corresponded to a performance factor (payout) of 100%.
INSW Commercial/Operational Metrics.
For 2025, the INSW business and operational metrics were weighted equally. The business metrics related to the time charter equivalent (“TCE”) performance of INSW’s VLCCs, Suezmaxes, Aframaxes, LR1s and MRs TCE compared with spot TCE rates of competitors or market spot TCE rates published by a third-party maritime research service. Regarding the business metrics as approved in March 2025 they remained unchanged through 2025 as a measure for the NEOs.
The operational metrics included (a) achieving or doing better than the INSW vessel operating budget; (b) vetting observations — a metric that indicates acceptability of our fleet to our customers; (c) total recordable case frequency — a metric that tracks safety within the fleet; (d) time not earning (technical) — a metric that measures operational availability and unplanned off-hire and (e) an environmental performance metric based on propulsion efficiency, which is intended to encourage improving vessel performance by reducing fuel consumption and emissions. These operational metrics were approved in March 2025 and remained unchanged through 2025.
The overall INSW performance score for business/operational metrics for 2025 was 108%.
Individual Performance Goals. Each of our NEOs also had individual performance goals established by the Compensation Committee. The individual goals for 2025 covered a broad range of performance indicators that included, among others, the following (although not all goals listed below applied to all NEOs):
•	Identifying, developing and executing business strategy;
•	Achieving revenue, operating expenses and general and administrative expense targets;
•	Enhancing lines of communication with key customers and investors;
•	Evaluating and executing strategic alternatives; merging and integrating where needed;
•	Evaluating financial initiatives, capital allocation choices and balance sheet recapitalization;
•	Establishing and executing initiatives to improve safety, reliability, fuel consumption and emissions, compliance, and customer expectations;
•	Reviewing and identifying operational risks and performing risk assessments; and
•
Assessing and engaging in special projects, including additional fleet renewal assessments, business development, examining our ownership in pools (e.g. Tankers International), scrubber technology implementation and maintenance, capital management, leadership development, ensuring ethics throughout the organization compliance initiatives, insurance projects, risk management, disaster planning, contingency planning, succession planning, opportunities for artificial intelligence growth and efficiencies, economies of scale, cyber security protection and projects, evaluating redomiciliation of INSW subsidiaries, compensation planning, reinforce market intelligence and financial strategy and reporting.

After the 2025 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent achieved their individual goals above target levels.
2025 Actual Annual Incentive Paid. Based on the foregoing, the NEOs received the following annual cash incentive awards for 2025 (ranging from 103% to 107% of their target annual incentives), which were paid in April 2026 and is reflected in the compensation paid in this Proxy Statement: Ms. Zabrocky — $1,037,000; Mr. Pribor — $713,625; Mr. Small — $581,385; Mr. Solon — $464,023; and Mr. Nugent – $458,212.

Equity-Based Compensation
INSW’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on achieving long-term performance objectives aligned with the Company’s business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The MICP became effective as of November 18, 2016 and provided for awards of long-term equity compensation to be made to employees through April 2020 when the Company ceased making awards under such plan. In April 2020, the Company adopted the 2020 Management Incentive Compensation Plan (the “2020 MICP”) and the 2020 Non-Employee Director Incentive Compensation Plan (the “2020 Director Plan”), which provide long-term equity compensation for employees and non-employee directors, respectively, and succeed the MICP and a prior Non-Employee Director Incentive Compensation Plan. The 2020 MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. In April of 2025, the Company adopted the 2025 Management Incentive Compensation Plan (the “2025 MICP”) and on June 10, 2025 the stockholders approved the 2025 MICP. The primary purpose of the 2025 MICP and the 2020 Director Plan is to facilitate the grant of equity and cash incentives to employees (including our NEOs) and equity compensation to non-employee directors of the Company, and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 1,300,000 shares for issuance under the 2025 MICP (including 30,687 shares that were reserved but not granted under the 2020 MICP) and 460,774 shares for issuance under the 2020 Director Plan (including 60,774 shares that were reserved but not granted under a prior Non-Employee Director Incentive Compensation Plan). The 2025 MICP contains an anti-dilution provision whereby in the event of certain corporate changes in the Company, outstanding awards may be adjusted, as appropriate, to prevent dilution or enlargement of rights. The terms of the MICP, the 2020 MICP, the 2020 Director Plan and the 2025 MICP are set forth in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 25, 2016, in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 8, 2020 (the “April 2020 Form 8-K”), in Exhibit 10.2 to the April 2020 Form 8-K, and in Appendix A to the Company’s Proxy Statement dated April 30, 2025, respectively.
Consistent with our practices and in each case pursuant to the terms of the MICP, equity awards may be granted from time to time to motivate and retain executives and other key managers and employees and to align their interests with stockholders.
2025 Awards. In March 2025, the Compensation Committee approved the following long-term incentive award date values for Ms. Lois K. Zabrocky and Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$3,000,000	$—	$1,500,000	$1,500,000
Jeffrey D. Pribor	$1,093,750	$—	$546,875	$546,875
James D. Small III	$734,500	$—	$367,250	$367,250
Derek G. Solon	$652,500	$—	$326,250	$326,250
William F. Nugent	$652,500	$—	$326,250	$326,250

The time-based restricted stock units (“RSUs”) vest ratably, annually on the first, second and third anniversaries of the grant date of March 12, 2025. Each of the RSU and performance-based RSU awards represent 50% of the annual target grant award. The performance-based restricted stock units (“PRSUs”) awards vest as follows: (i) one-half of the target PRSUs vest on December 31, 2027, subject to INSW’s three-year Return on Invested Capital (“ROIC”) performance; and (ii) one-half of the target PRSUs vest on December 31, 2027, subject to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. As was noted above under the section “Consideration of Compensation Peer Group”, our compensation peer group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. In order to ensure that we are measuring our relative performance against our closest competitors, the Board has approved the use of a Performance Peer Group, which is not so limited, and can include with respect to the 2025 grants publicly-traded companies incorporated in other jurisdictions. “Performance Peer Group” means the following 12 companies: Ardmore Shipping Corporation (NYSE: ASC); Cmb.Tech NV (NYSE: CMBT); DHT Holdings, Inc. (NYSE: DHT); Frontline PLC (NYSE: FRO); Hafnia Limited (NYSE: HAFN); Odfjell SE (Oslo: ODF); Nordic American Tankers Limited (NYSE: NAT); Scorpio Tankers Inc. (NYSE: STNG); SFL Corporation Limited (NYSE: SFL); Tsakos Energy Navigation Limited (NYSE: TNP); Teekay Tankers Ltd. (NYSE: TNK); and TORM plc (NYSE: TRMD). For the avoidance of doubt, if a company has entered bankruptcy (or ceases to have a publicly available trading price by virtue of its stock price failing to meet minimum listing requirements), it shall be treated as having a TSR of nil and shall be ranked last among the Performance Peer Group; if, however, a company ceases to exist (via merger, acquisition or similar transaction) or ceases to have a publicly available trading price (via a going-private transaction or otherwise), that company shall be removed from the Performance Peer Group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 15, 2028.
The funding formulas applicable to the PRSUs granted in March 2025 are as follows:
•
The cumulative target ROIC for the three-year period is 8.72% (with a minimum threshold performance achievement of 5.72% resulting in 50% of the applicable PRSUs vesting, and a maximum performance achievement of 11.72% resulting in 150% of the applicable PRSUs vesting).

•	TSR performance is described in the following table. If the absolute value of three-year TSR is negative, then the payout for the TSR component of the PRSUs is capped at 100%.

TSR	Threshold	Target	Maximum
Performance Achievement	25th Percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%

The 2023 PRSUs vested on December 31, 2025, based on the achievement of the performance measures with a payout of 150% for half of the grant (target ROIC) and with a payout of 112.5% for the other half of the grant (TSR performance).
Upon termination of employment for any reason, all unvested PRSUs will be forfeited unless the NEO’s respective employment agreement provides otherwise.
2025 Compensation Mix

Based on total target compensation opportunity.

2026 Compensation Decisions
Annual Incentive Decisions:
The design of INSW’s 2026 annual cash incentive plan is generally consistent with INSW’s 2025 annual cash incentive plan.
Employment Agreements with the NEOs
INSW has employment agreements with Ms. Zabrocky and Messrs. Pribor and Small. Under the terms of those agreements, Ms. Zabrocky and Messrs. Pribor and Small are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. Although Messrs. Solon and Nugent do not have formal contractual employment agreements with INSW, they are also entitled to certain compensation arrangements and severance benefits. Please see “Potential Payments Upon Termination or Change in Control” in the “Summary Compensation Table” section of this Proxy Statement. In addition, each NEO (whether or not his or her employment relationship with INSW is governed by a formal contractual employment agreement) is entitled to vacation in accordance with INSW policy, and each of them is eligible to participate in medical, dental, and life insurance, as well as retirement and other benefit plans as may be in effect from time to time on a similar basis to all other INSW employees. Please see the “All Other Compensation Table” in the “Summary Compensation Table” section of this Proxy Statement. Each of the employment agreements also provides for the possibility of annual equity grants at the discretion of the Board upon recommendation from the Compensation Committee.
Under the terms of the employment agreements for Ms. Zabrocky and Messrs. Pribor and Small, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”):
•	any earned, unpaid base salary through the date of termination;
•	any earned, unpaid annual bonus applicable to the performance year prior to the termination;
•	reimbursement of any business expenses not reimbursed as of the date of termination.
If any such executive’s employment is terminated by reason of permanent disability or death, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.

The following table summarizes certain terms of the Company’s employment agreements, including the termination provisions in the event of a termination without cause by the Company, or resignation by the executive with good reason, with Ms. Zabrocky and Messrs. Pribor and Small as in effect on December 31, 2025 (and describing amendments to those agreements made during 2025 and 2026):

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2025	Bonus Target at 12/31/2025	Additional Terms / Amendments to Employment Agreements in 2025 and 2026
Lois K. Zabrocky President and CEO	9/29/14 (originally entered into with OSG; assumed in Spin-Off)	$800,000	125%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $1,049,999
○
accelerated vesting of all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination or Change in Control” section

				•	Equity grant target set at 375% of base salary for 2025.

Jeffrey D. Pribor Senior Vice President and CFO	11/9/16	$625,000	110%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control)
					○	a lump sum payment of a pro rata portion of his annual bonus based on actual achievement
					○	accelerated vesting of the outstanding time-based awards that would have vested on the next regularly scheduled vesting date following the termination date
					○	pro-rated vesting of all performance-based RSUs and other equity-based grants, to the extent the applicable performance goals are achieved
				•	Amended as of March 12, 2025 to increase base salary for 2025 to $625,000.

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2025	Bonus Target at 12/31/2025	Additional Terms / Amendments to Employment Agreements in 2025 and 2026
James D. Small III Senior Vice President, Chief Administrative Officer, Secretary & General Counsel	2/13/15 (originally entered into with OSG; assumed in Spin-Off)	$565,000	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $950,000
○
accelerated vesting of all outstanding and unvested time-based options, RSUs and other equity-based grants upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination or Change in Control” section

				•	Amended as of March 12, 2025 to increase base salary for 2025 to $565,000.

The Company has entered into its standard offer letter with Messrs. Solon and Nugent, except that each of Messrs. Solon and Nugent have an additional letter providing for their years of service to be treated as 26 years of service solely with regard to the terms of the INSW severance plan and the specific terms as described in their equity grant letters.
Additional Information
Benefits
In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.
Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution, which for 2025 was $21,000 and for 2026 is $21,600.
INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan.
Risk Mitigation
Hedging, Pledging and Insider Trading. INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to his or her securities or pledging securities directly owned by them, regardless of whether such directors and employees have material nonpublic information about INSW. The policy also prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.
Incentive Compensation Recoupment Policy for Executive Officers. In November 2023, INSW adopted its Incentive Compensation Recoupment Policy that generally provides that (i) executive officers of the Company are required to repay or return erroneously awarded compensation to the Company in accordance with claw back rules under the 1934 Act and New York Stock Exchange listing standards and

(ii) if an officer of the Company receives performance-based or time-based incentive compensation during the past five completed fiscal years which the Board of Directors or Compensation Committee, in good faith discretion, determines was erroneously awarded it may require such officer to repay such compensation to the Company.
Equity Award Grant Practices. The Compensation Committee establishes the grant date for annual equity awards, including awards of performance award units, RSUs and stock options. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2025, we did not grant equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that disclosed material nonpublic information.
Stock Ownership Guidelines. INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for non-employee directors and executive officers of the Company. As measured on January 1 of each fiscal year, each non-employee director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary (or, in the case of the independent, non-employee members of the Board, a multiple of his or her annual cash retainer) as follows:
•	President and CEO — 5 × base salary
•	Senior Vice Presidents — 2 x base salary
•	Vice Presidents — 1 x base salary
•	Independent Non-Employee Directors — 3 x annual board service cash retainer
NEOs and independent, non-employee directors are afforded five years from the time they first received an equity grant from INSW to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock deemed to be owned include (a) stock owned outright by the NEO or non-employee director, his or her spouse and minor children; (b) vested time-based restricted stock or vested time-based RSUs; (c) vested PRSUs where the performance criteria have been satisfied; (d) unvested time based RSUs; and (e) shares of stock held for the NEOs or non-employee director’s benefit in any pension or 401(k) plan. Vested in the money stock options and unvested PRSUs do not count towards satisfying the guidelines. INSW’s directors and executive officers have met these goals.

Report of the Compensation Committee
The Compensation Committee, comprised entirely of independent directors (as defined under applicable U.S. securities laws and NYSE listing standards), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the INSW Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee:

Timothy J. Bernlohr, Chair
Darron M. Anderson
A. Kate Blankenship

April 29, 2026

In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.
Compensation Committee Interlocks and Inside Participation
None of the members of the Compensation Committee has been an officer or employee of INSW. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee.

SUMMARY COMPENSATION DATA
Summary Compensation Table
The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company received by the individuals identified as NEOs of the Company.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Lois Zabrocky President and Chief Executive Officer	2025	$800,000	$—	$2,618,159	$—	$1,037,000	$—	$50,410	$4,505,569
	2024	$829,808	$—	$1,892,428	$—	$1,220,550	$—	$50,385	$3,993,171
	2023	$748,973	$—	$2,028,776	$—	$1,231,242	$—	$266,375	$4,275,366

Jeffrey D. Pribor Senior Vice President and Chief Financial Officer	2025	$622,115	$—	$954,545	$—	$713,625	$—	$39,815	$2,330,100
	2024	$632,885	$—	$1,010,052	$—	$743,468	$—	$39,396	$2,425,801
	2023	$579,365	$—	$1,098,219	$—	$765,559	$—	$37,826	$2,480,969

James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2025	$563,076	$—	$640,985	$—	$581,385	$—	$26,926	$1,812,372
	2024	$575,865	$—	$656,352	$—	$672,105	$—	$25,980	$1,930,302
	2023	$529,433	$—	$716,772	$—	$696,335	$—	$32,693	$1,975,233

Derek G. Solon Senior Vice President and Chief Commercial Officer	2025	$435,000	$—	$569,434	$—	$464,023	$—	$26,428	$1,494,885
	2024	$451,250	$—	$514,469	$—	$501,526	$—	$25,482	$1,492,727
	2023	$409,327	$—	$554,511	$—	$489,005	$—	$24,207	$1,477,050

William F. Nugent Senior Vice President and Chief Technical and Sustainability Officer	2025	$435,000	$—	$569,434	$—	$458,212	$—	$27,041	$1,489,687
	2024	$451,250	$—	$514,469	$—	$499,928	$—	$50,109	$1,515,756
	2023	$409,327	$—	$554,511	$—	$480,309	$—	$48,593	$1,492,740

(1)	The salary amounts reflect the actual gross salary received during the year. The 2025 base compensation is less than the 2024 base compensation solely due to the timing of pay periods.
(2)
On March 12, 2025, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received time-based equity awards. One-third of these awards vests on each of the first, second and third anniversaries of the grant date of the award. The 2025 amounts in this column represent the aggregate grant date fair value of the RSU awards calculated in accordance with accounting guidance as follows: Ms. Zabrocky — $1,402,668, Mr. Pribor — $511,394, Mr. Small — $343,405, Mr. Solon — $305,072, and Mr. Nugent — $305,072.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 12, 2025. The performance awards vest in full on December 31, 2027, subject to the Compensation Committee’s certification of achievement of the performance measures and targets. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2027 and in any event no later than March 15, 2028. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded. The 2025 amounts in this column represent the aggregate grant date fair value of the PRSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $1,215,491, Mr. Pribor — $443,151, Mr. Small — $297,580, Mr. Solon — $264,362 and Mr. Nugent — $264,362. The aggregate grant date fair value of the PRSUs at maximum level of payout is as follows: Ms. Zabrocky — $1,823,336, Mr. Pribor — $664,727, Mr. Small — $446,369, Mr. Solon — $396,543 and Mr. Nugent — $396,543. For information with respect to grant date fair values, see Note 12. “Capital Stock and Stock Compensation” to INSWs consolidated financial statements included in INSW’s 2025 Annual Report.

(4)
The amounts in this column for 2025, 2024 and 2023 reflect the amounts paid in 2026, 2025 and 2024 under the Company’s Cash Incentive Compensation Plan for performance in 2025, 2024, and 2023, respectively.

(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table
The following table describes each component of the All Other Compensation column for 2025 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution(1)	Life Insurance Premiums(2)	Other(3)	Total
Lois K. Zabrocky	$21,000	$1,158	$28,252	$50,410
Jeffrey D. Pribor	$21,000	$753	$18,062	$39,815
James D. Small III	$21,000	$1,158	$4,768	$26,926
Derek G. Solon	$21,000	$1,158	$4,270	$26,428
William F. Nugent	$21,000	$1,158	$4,883	$27,041

(1)	Constitutes INSW’s matching contributions under the Savings Plan.
(2)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(3)
Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $23,982 for Ms. Zabrocky, $13,792 for Mr. Pribor, $498 for Mr. Small, $0 for Mr. Solon and $613 for Mr. Nugent, (b) long-term and short-term disability plan premiums for each NEO of $735; and (c) a premium for excess liability insurance coverage for each NEO of $3,535.

Grants of Plan-Based Awards
The following table lists the INSW equity and non-equity incentive plan awards granted on March 12, 2025 to the NEOs under the 2020 MICP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Stock Units(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	3/12/2025	$500,000	$1,000,000	$1,420,000	21,150	42,300	63,450	42,300			$$2,618,159
Jeffrey D. Pribor	3/12/2025	$343,750	$687,500	$976,250	7,711	15,422	23,133	15,422			$$954,545
James D. Small III	3/12/2025	$282,500	$565,000	$802,300	5,178	10,356	15,534	10,356			$$640,985
Derek G. Solon	3/12/2025	$217,500	$435,000	$595,950	4,600	9,200	13,800	9,200			$$569,434
William F. Nugent	3/12/2025	$217,500	$435,000	$595,950	4,600	9,200	13,800	9,200			$$569,434

(1)	Amounts actually paid under these awards for 2025 are set forth above under “ — Elements of the 2025 Executive Officer Compensation Program — 2025 Actual Annual Incentive Paid.”
(2)
In 2025, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 12, 2025. These performance awards vest in full on December 31, 2027, subject to the Compensation Committee’s certification of achievement of the performance measures. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures, and targets for 2027 and in any event no later than March 15, 2028. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded.

(3)	These grants comprise time-based RSUs. The grants made on March 12, 2025 vest in equal installments on the first, second and third anniversaries of the date of grant.
(4)	For information with respect to grant date fair values, see Note 12, “Capital Stock and Stock Compensation” to INSW’s consolidated financial statements included in INSW’s 2025 Annual Report.

Outstanding Equity Awards at Fiscal Year-End
The following table lists outstanding INSW equity awards at December 31, 2025 for NEOs under the 2025 MICP.

		Option Awards					Stock/RSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Lois K. Zabrocky	3/17/2021	18,901	—	—	$21.58	3/17/2031	—	$—	—	$—
	3/8/2023	—	—	—	—	—	6,510(2)	$316,061	—(3)	$—
	3/14/2024	—	—	—	—	—	12,693(4)	$616,245	19,040(5)	$924,392
	3/12/2025	—	—	—	—	—	42,300(6)	$2,053,665	42,300(7)	$2,053,665

Jeffrey D. Pribor							—	$—	—	$—
							—	$—	—	$—
	4/5/2019	31,289	—	—	$17.21	4/5/2029	—	$—	—	$—
	4/2/2020	26,342	—	—	$21.93	4/2/2030	—	$—	—	$—
	3/17/2021	26,713	—	—	$21.58	3/17/2031	—	$—	—	$—
	3/8/2023	—	—	—	—	—	3,524(2)	$171,090	—(3)	$—
	3/14/2024	—	—	—	—	—	6,775(4)	$328,926	10,162(5)	$493,365
	3/12/2025	—	—	—	—	—	15,422(6)	$748,738	15,422(7)	$748,738

James D. Small III	3/17/2021	10,187	—	—	$21.58	3/17/2031	—	$—	—	$—
	3/8/2023	—	—	—	—	—	2,300(2)	$111,665	—(3)	$—
	3/14/2024	—	—	—	—	—	4,402(4)	$213,717	6,604(5)	$320,624
	3/12/2025	—	—	—	—	—	10,356(6)	502,784	10,356(7)	$502,784

Derek G. Solon	4/2/2020	3,673	—	—	$21.93	4/2/2030	—	$—	—	$—
	3/17/2021	9,324	—	—	$21.58	3/17/2031	—	$—	—	$—
	3/8/2023	—	—	—	—	—	1,780(2)	$86,419(3)	—	$—
	3/14/2024	—	—	—	—	—	3,451(4)	$167,546	5,176(5)	$251,295
	3/12/2025	—	—	—	—	—	9,200(6)	$446,660	9,200(7)	$446,660

William F. Nugent	3/8/2023	—	—	—	—	—	1,780(2)	$86,419(3)	—	$—
	3/14/2024	—	—	—	—	—	3,451(4)	$167,546	5,176(5)	$251,295
	3/12/2025	—	—	—	—	—	9,200(6)	$446,660	9,200(7)	$446,660

(1)	Based on the closing price of INSW common stock of $48.55 on December 31, 2025.
(2)	These unvested RSUs vested on March 8, 2026.
(3)
These PRSUs vested on December 31, 2025, subject to achievement of the performance measures with a maximum payout of 150% for half of the grant and with a payout of 112.5% for the second half of the grant.

(4)	One-half of these RSUs vested on March 14, 2026. The remaining half will vest on March 14, 2027, subject to accelerated vesting in the event of certain terminations of employment.
(5)	These PRSUs will vest on December 31, 2026, subject to performance achievement. The PRSUs have a maximum payout of 150% of target.
(6)
One-third of these RSUs vested on March 12, 2026. The remaining two-thirds will vest ratably on each of the second and third anniversaries of March 12, 2025, subject to accelerated vesting in the event of certain terminations of employment.

(7)	These PRSUs will vest on December 31, 2027 subject to performance achievement. These PRSUs have a maximum payout of 150% of target.

Option Exercises and Stock Vested
The following table provides information regarding the number of options exercised by the NEOs and the number of stock awards that vested during the year ended December 31, 2025 for each of the NEOs.

	Option Awards		RSU/Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting(4)
Lois K. Zabrocky	0	$0	55,444	$2,691,806
Jeffrey D. Pribor	46,437	$1,483,784	24,918	$1,209,769
James D. Small III	0	$0	19,801	$961,339
Derek G. Solon	0	$0	14,967	$726,648
William F. Nugent	0	$0	14,967	$726,648

(1)	Mr. Pribor exercised stock options on September 24, 2025, November 10, 2025 and December 10, 2025 in the amounts of 17,442, 15,000 and 13,995 respectively.
(2)
The value realized on exercise is the difference between the market value of the shares on the exercise date and the exercise price of the option, multiplied by the number of options shown in the table.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent had RSUs vest on March 8, 2025, March 14, 2025 and two sets of RSUs on April 7, 2025 in the amounts of (a) 6,510, 6,346, 16,381, and 26,209, respectively, for Ms. Zabrocky; (b) 3,524, 3,387, 7,717 and 10,291, respectively, for Mr. Pribor; (c) 2,300, 2,201, 5,885 and 9,416, respectively, for Mr. Small; (d) 1,779, 1,725, 4,410 and 7,054, respectively, for Mr. Solon and (e) 1,779, 1,725, 4,410 and 7,054, respectively, for Mr. Nugent. Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent all had PRSUs vest on December 31, 2025 in the amounts of 25,632, 13,875, 9,056, 7,005 and 7,005.

(4)
The value realized on vesting is calculated by multiplying the number of shares shown in the table by the closing market price of the Company’s common stock as of December 31, 2025, which was $48.55 per share.

Nonqualified Deferred Compensation
There was no deferral of compensation on a non-tax qualified basis during 2025.

Potential Payments Upon Termination or Change in Control
The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination had occurred on December 31, 2025, in each case conditioned upon continued compliance with certain restrictive covenants and the delivery of a release to the Company. At December 31, 2025, Mr. Pribor was eligible for normal retirement at age 65 and not entitled to any other benefits. The table is pursuant to plans that do not discriminate in favor of executive officers and that are generally available to all salaried employees, such as the Savings Plan.

Event(1)	Lois K. Zabrocky	Jeffrey D. Pribor	James D. Small III	Derek G. Solon	William F. Nugent
Voluntary Termination Without Cause or Voluntary Resignation for Good Reason, Including in Connection with a Change in Control
Cash Severance Payment(2)	$1,600,000	$937,500	$1,130,000	$435,000	$435,000
Pro Rata Bonus Payment(3)	$1,000,000	$687,500	$565,000	$0	$0
Bonus Payment(4)	$0	$0	$0	$435,000	$435,000
Equity Awards(5)	$2,985,971	$1,628,052	$828,166	$0	$0
Lump Sum Payment	$1,049,999	$0	$950,000	$0	$0
Total	$6,635,970	$3,253,052	$3,473,166	$870,000	$870,000

Death/Disability
Pro Rata Bonus Payment	$0	$687,500(6)	$0	$0	$0
Equity Awards	$0	$0	$0	$0	$0
Total	$0	$687,500	$0	$0	$0

(1)	The values in this table reflect estimated payments associated with various termination scenarios.
(2)
This reflects a cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small per the terms of their respective employment agreements. Mr. Pribor is entitled to 18 months of base salary plus target bonus if the separation is without cause or for good reason and due to a change in control as shown in this table and 12 months of base salary plus target bonus if he is terminated without cause or resigns with good reason without a change in control per the terms of his employment agreement. Messrs. Solon and Nugent are entitled to 12 months of base salary plus target bonus.

(3)
For Ms. Zabrocky and Messrs. Pribor and Small a pro-rata target bonus is provided for in their respective employment agreements. The amounts listed assume a termination of employment occurs on the last business day of the year. For Mr. Pribor the pro-rata target is to be based on actual Company performance (other than for individual goal metrics, which are calculated at target) if no bonus payment is made to other executive officers of the Company in respect of the year in which the separation from service occurs due to business unit and company performance objectives not being met, then no amount shall be payable to Mr. Pribor.

(4)	Messrs. Solon and Nugent are entitled to receive a 12-month bonus calculated at target for the year if terminated.
(5)
For Ms. Zabrocky and Mr. Small all option shares and time based RSUs (and any other equity-based grant or cash in lieu of grants that is not performance-based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall vest as of the separation date, as applicable. The unvested PRSUs will be forfeited in the event of termination. As of December 31, 2025, Ms. Zabrocky had 61,503 unvested RSUs. Mr. Pribor had 25,721 unvested RSUs. Mr. Small had 17,058 unvested RSUs. For Mr. Pribor, those unvested RSUs and stock options that otherwise would have vested on the next regularly scheduled vesting date following the separation will vest upon the separation date. For RSUs, this will amount to 3,524, 3,387 and 5,141 units vesting at $48.55 for March 8, 2023, March 14, 2024, and March 12, 2025 respectively, for actual value of $585,133. For PRSUs, Mr. Pribor will receive a number of unvested units prorated for the number of weeks actually worked. For 2025, PRSUs are 15,422 multiplied by number of weeks worked, 42, divided by total weeks in the period of 146, at a rate of $48.55 for a total value of $215,390. For the 2024 PRSUs,10,162 multiplied by the number of weeks worked, 93 divided by total weeks in the period 146, at a rate of $48.55 for a total of $314,267. For 2023, PRSUs are 10,572 multiplied by the number of weeks worked, 147, divided by total weeks in the period of 147, at a rate of $48.55 for a total of $513,271. Messrs. Solon and Nugent would be entitled to vesting of their unvested time-based RSUs and unvested stock options if the separation is for “good reason” and within 12 months of a “change in control”; otherwise, the unvested RSUs and unvested stock options shall immediately be forfeited (as reflected above). For Messrs. Solon and Nugent all PRSUs shall immediately be forfeited on the separation date.

(6)
Regarding Mr. Pribor being of eligible retirement age, over age 65, he will receive his contractual amounts shown above. He will not receive any other retirement benefits from the company. Upon Mr. Pribor’s disability, Mr. Pribor, or in the case of his death, his estate, is entitled to receive the pro-rata portion of his annual bonus at target for the year of termination. The amount listed in the table reflects his disability or death occurring on December 31, 2025, the last business day of the year.

Pay Ratio Disclosure
The compensation of the Company’s median employee (“Median Employee”) was determined by reviewing the amount of compensation paid to each of the Company’s full-time and part-time employees, of which 66 (not including the CEO) were located in its New York and Houston offices, all of whom were employed by the Company, and the 3,155 seafarers who had been employed on the Company’s vessels for one or more days during the year ended December 31, 2025. The Company’s seafarers are hired by its technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of the Company, and include employees from various non-U.S. jurisdictions, including in particular the Philippines, India, Russia, China, Bangladesh, Croatia, Estonia, Georgia, Latvia, Turkey, Ukraine and Italy. In determining the compensation paid to the CEO and the Median Employee, the Company used the data as shown in its payroll records including base salary, bonuses (including equity awards), seniority payments, performance bonuses, welfare costs, healthcare payments and other benefits paid by or on behalf of the Company. While the number of days worked by the Company’s seafarers ranged from 1 to 346 days in 2025, the Median Employee worked approximately 202 days. Our CEO had annual total compensation of $4,505,569 and our Median Employee had annual total compensation of $22,113. Therefore, our CEO’s annual total compensation in 2025 was approximately 204 times that of the median of the annual total compensation of our Median Employee.

Pay vs. Performance
The following table provides information in understanding NEO compensation and Company performance as required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income/(Loss) (millions)	Earnings from Shipping Operations (ESO) (millions)(6)
					Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$4,505,569	$6,729,203	$1,781,759	$2,448,749	$470.75	$196.00	$309.26	$388.59
2024	$3,993,171	$2,725,636	$1,841,147	$1,391,984	$324.72	$199.66	$416.72	$514.19
2023	$4,275,366	$5,922,656	$1,856,498	$2,412,331	$364.24	$197.26	$556.45	$670.43
2022	$5,409,147	$10,805,863	$2,207,085	$3,985,834	$254.84	$147.23	$387.90	$484.22
2021	$3,052,550	$2,366,989	$1,342,210	$1,121,434	$97.07	$128.49	$(134.67)	$(15.23)

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Ms. Lois Zabrocky (who was our President and Chief Executive Officer for all years presented) in the “Total” column of the Summary Compensation Table (“SCT”).

(2)	The dollar amounts reported in column (c) represent the amount of compensation actually paid to Ms. Zabrocky, as computed in accordance with Item 402(v) of Regulation S-K (“CAP”).
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our non-CEO NEOs as a group in the “Total” column of the SCT for each applicable year. The non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent.

(4)	The dollar amounts reported in column (e) represent the average amount of CAP for the non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K.
(5)
The dollar amounts reported in column (g) show changes over our past five fiscal years in the value of $100 (assuming reinvestment of dividends), invested in a market-capitalization weighted index of our 2025 Peer Group, which consists of publicly traded companies used to determine target compensation for 2025, as described above in “Compensation Discussion and Analysis.” Compared to the 2024 Peer Group approved in March 2024 for 2024 compensation setting, in 2025, Eagle Bulk Shipping Inc. and Cmb.Tech NV (f/k/a Euronav NV) were removed, and Bristow Group Inc., Excelerate Energy, Inc., Helix Energy Solutions Group, Inc., Landstar System, Inc., and World Kinect Corporation were added pursuant to the criteria outlined in “Compensation Discussion and Analysis,” in consultation with LB&Co. The 2024 Peer Group as disclosed in our 2025 Proxy Statement included – Algoma Central Corporation, Dorian LPG Ltd., Eagle Bulk Shipping Inc., Cmb.Tech NV, Genco Shipping & Trading Limited, Genesis Energy, L.P., Kirby Corporation, Matson, Inc., Tidewater Inc., and TORM plc. Had the 2024 Peer Group been used to calculate cumulative TSR in 2021, 2022, 2023, 2024 and 2025, Peer Group TSR would have been $138.23, $188.23, $269.09, $265.11 and $273.42, respectively.

(6)	The dollar amounts reported in column (i) represent ESO as defined and presented in the CD&A above.
Most Important Market Measures
1. Earnings from Shipping Operations
2. Return on Invested Capital
3. Total Shareholder Return
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO

Year	2025
Summary Compensation Table Total	$4,505,569
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($2,618,159)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$4,002,600
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$648,437
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—
Plus: Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$190,756
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—
Compensation Actually Paid	$6,729,203

Our PEO does not have any accumulated benefit under any defined benefit or actuarial pension plans; accordingly, we did not deduct or add any amounts with respect to defined benefit pension plans in calculating CAP to the PEO.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Year	2025
Summary Compensation Table Total	$1,781,759
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($683,600)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$1,045,076
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$231,236
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$74,277
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—
Compensation Actually Paid	$2,448,749

Our non-PEO NEOs do not have any accumulated benefit under any defined benefit or actuarial pension plans; accordingly, we did not deduct or add any amounts with respect to defined benefit pension plans in calculating CAP to non-PEO NEOs.
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2025
Restricted Stock Units
Stock Price	$31.61 - $48.55
Performance Share Units
Financial Metric Multiplier	70% - 150%
TSR Realized Performance (Percentile)	112.5P
Volatility	35.9% - 40.2%
Risk-Free Interest Rate	3.41% - 3.42%

CAP vs. TSR
$470.75
$364.24
$324.72
$254.84
$197.26
$199.66
$147.23
$128.49
$196.00
$10.8M
$97.07
$5.9M
$6.7M
$4.0M
$2.4M
$2.4M
$2.7M
$2.5M
$1.1M
$1.4M
2021
2022
2023
2024
2025
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Company TSR
Peer Group TSR

CAP vs. Net Income
-$134.7M
$387.9M
$556.4M
$416.7M
$309.3M
$2.4M
$1.1M
$10.8M
$4.0M
$5.9M
$2.4M
$2.7M
$1.4M
$6.7M
$2.5M
2021
2022
2023
2024
2025
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Net Income/(Loss) (millions)

CAP vs. Earnings from Shipping Operations (ESO)
-$15.2M
$484.2M
$670.4M
$514.2M
$388.6M
$2.4M
$1.1M
$10.8M
$4.0M
$5.9M
$2.4M
$2.7M
$1.4M
$6.7M
$2.5M
2021
2022
2023
2024
2025
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Earnings from Shipping Operations (ESO) (millions)

The Company operates in the maritime tanker shipping industry, which is a highly cyclical business where results often reflect an underlying commodity-based rate environment. Accordingly, the results of our business can fluctuate significantly from time to time, driven by changes in shipping rates and vessel valuations that can be caused by, among other things, geopolitical events, global or regional conflicts, government action and regulatory developments, in the global capital markets, environmental incidents and various other factors discussed in detail in our Annual Report. As part of its effort to appropriately align compensation incentives to management performance, the Compensation Committee annually evaluates and implements both fixed and variable components of compensation. Due, however, to the volatile nature of the industry, variable compensation actually paid can be significantly affected (either positively or negatively) by short-to-medium-term changes in market rates and INSW stock performance.

RATIFICATION OF THE SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
(PROPOSAL NO. 4)
On May 8, 2022, the Board of Directors adopted a shareholder rights agreement (the “Original Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent. In connection with the Original Rights Agreement, the Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock. The dividend was payable on May 19, 2022 to the stockholders of record as of the close of business on May 19, 2022 (the “Rights Record Date”).
On April 11, 2023, the Board approved the Amended and Restated Rights Agreement (the “A&R Rights Agreement”) with Computershare Trust Company, N.A., as rights agent, and on June 6, 2023, the stockholders ratified the A&R Rights Agreement, which replaced the Original Rights Agreement. Under the A&R Rights Agreement, each Right entitled the registered holder to purchase from the Company one share of Common Stock at a purchase price of $50 per share, subject to adjustment as described therein (the “Purchase Price”).
On April 6, 2026, the Board approved and authorized management to enter into the Second Amended and Restated Rights Agreement (the “Second A&R Rights Agreement”) with Computershare Trust Company, N.A., as rights agent, to amend and update certain terms of the A&R Rights Agreement. The Company and the rights agent executed the Second A&R Rights Agreement on April 9, 2026. In general terms, the Second A&R Rights Agreement implements substantially the same features and protective measures of the A&R Rights Agreement (except as noted below). In particular, the Second A&R Rights Agreement does not change (1) change the existing 20% beneficial ownership threshold at which a person becomes an “Acquiring Person” or (2) the existing qualifying offer provision and the related stockholder redemption feature, as further described below and more specifically set forth in the Second A&R Rights Agreement. The Board believes that these features of the Second A&R Rights Agreement remain in the best interest of the Company and its stockholders.
The Second A&R Rights Agreement includes the following revised provisions:
•	Extends the term of the A&R Rights Agreement from April 10, 2026 to April 8, 2029; and
•	Increases the Purchase Price from $50 per share to $95 per share.
The Second A&R Rights Agreement is intended to enable all stockholders to realize the full potential value of their investment in the Company and is designed to prevent any individual stockholder or group of stockholders from gaining control of the Company through open market accumulation without paying a control premium to all stockholders or by otherwise disadvantaging other stockholders. The Board adopted the Original Rights Agreement on May 9, 2022 in response to a rapid and significant accumulation of Company Common Stock by Famatown Finance Limited (together with its affiliates, “Famatown”), which is a competitor of the Company, in addition to being an investor. Famatown’s initial Schedule 13D, filed with the SEC on April 27, 2022, reported beneficial ownership by Famatown of approximately 16.2% of the Company’s outstanding Common Stock. As of the date of this proxy statement, Famatown owns approximately 15.8% of the Company’s outstanding Common Stock.
Adoption of the Second A&R Rights Agreement does not impact the value of the Company or affect its business plans. Issuance of the Rights and ratification of the Second A&R Rights Agreement:
•	has no dilutive effect on the value of the Company’s Common Stock,
•	does not affect reported earnings per share,
•	is not taxable to the Company or to you,* and
•	does not change how you can trade the Company’s shares.*
*
While the distribution of the Rights was not taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of an acquiring company or in the event of the redemption of the Rights.

The Rights will be exercisable only if and when an investor acquires 20% or more of the Company’s Common Stock. The Second A&R Rights Agreement is designed to protect our stockholders from unfair,

abusive or coercive takeover strategies, including the acquisition of control of the Company by a bidder in a transaction or series of transactions that does not treat all stockholders equally or fairly or provide all stockholders an equal opportunity to share in the premium paid on an acquisition of corporate control. The Second A&R Rights Agreement is not intended to prevent a takeover or deter fair offers for securities of the Company that deliver value to all stockholders on an equal basis. It is designed, instead, to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. This should enable all stockholders to fully realize the value of their investment in the Company. We believe the characteristics of the Second A&R Rights Agreement are consistent with best practices, as the Second A&R Rights Agreement is focused on preventing creeping acquisitions at or above 20% that do not result in a premium being paid to all stockholders and would not deter a non-coercive cash offer or exchange offer of the Common Stock of the offeror (or any combination of cash and Common Stock meeting the conditions set forth in the Second A&R Rights Agreement for both types of offers) for all shares.
The Rights impose significant economic and voting dilution upon any person or group that acquires beneficial ownership of 20% or more of our outstanding Common Stock without the prior approval of the Board. Stockholders who beneficially own 20% or more of our outstanding Common Stock as of the Rights Record Date (as defined in the Second A&R Rights Agreement) are exempted from the ownership threshold requirement so long as such shareholders’ beneficial ownership of the Common Stock does not increase, as more specifically set forth in the Second A&R Rights Agreement.
The Rights are issued pursuant to the Second A&R Rights Agreement. The following is a summary of the principal terms of the Second A&R Rights Agreement. The following summary is a general description only and is qualified in its entirety by the full text of the Second A&R Rights Agreement, which appears as Appendix A to this proxy statement.
Summary of the Second A&R Rights Agreement
The Rights
Currently, the Rights trade with, and are inseparable from, the Company’s Common Stock. The Rights are evidenced by the same stock certificates as the Common Stock (or the balances in the book-entry account system of the transfer agent for the Common Stock registered in the names of the holders of the Common Stock) and not by separate certificates (any such certificates, the “Rights Certificates”). The Rights will accompany all new shares of Common Stock the Company may issue in the future, as long as the Second A&R Rights Agreement remains in effect.
Each Right will allow its holder to purchase Common Stock from the Company having a value (as determined pursuant to the Second A&R Rights Agreement) equal to two times the exercise price of the Right, once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability
The Rights will not be exercisable until 10 business days after (a) the public announcement that a person or group has become an Acquiring Person by obtaining beneficial ownership of 20% or more of the Company’s outstanding Common Stock, (b) after the Board becomes aware of the existence of an Acquiring Person (the “Stock Acquisition Date”) or (c) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person becoming an Acquiring Person. For purposes of the Second A&R Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.
The date when the Rights become exercisable is the “Distribution Date.” Until that date, (i) the Rights will be evidenced by the Common Stock certificates or the balances in the book-entry account system of the transfer agent for the Common Stock registered in the names of the holders of the Common Stock, as applicable, (ii) any confirmation or written notices sent to holders of Common Stock in book-entry form and any new Common Stock certificates issued after the Rights Record Date will contain a notation incorporating the Second A&R Rights Agreement by reference and (iii) the transfer of Common Stock outstanding will also constitute the transfer of the Rights associated with such shares of Common Stock.

The Company reserves the right to require prior to the occurrence of a Flip In or Flip Over (as discussed below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Common Stock will be issued.
Consequences of a Person or Group Becoming an Acquiring Person
Flip In. In the event that a person becomes an Acquiring Person, (i) each holder of a Right, other than Rights that are or were beneficially owned by an Acquiring Person (or an Affiliate or Associate thereof (as such terms are defined in the Second A&R Rights Agreement)), will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value (as determined pursuant to the Second A&R Rights Agreement) equal to two times the exercise price of the Right and (ii) all Rights that are, or (under certain circumstances specified in the Second A&R Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliates or Associates thereof will be null and void.
Flip Over. In the event that a person becomes an Acquiring Person and (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged or (iii) 50% or more of the Company’s assets (measured by book value), cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the Common Stock, our Board of Directors may exchange all or part of the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock per Right (subject to adjustment).
Expiration
The Rights will expire no later than April 8, 2029, unless the Second A&R Rights Agreement is earlier terminated in accordance with its terms or such date is extended or the Rights are earlier redeemed or exchanged by the Company.
Redemption
At any time prior to the earlier of (i) the Stock Acquisition Date (or, if the Stock Acquisition Date has occurred prior to the Rights Record Date, the Rights Record Date) and (ii) the expiration date of the Second A&R Rights Agreement, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board) or amend the Second A&R Rights Agreement to change the expiration date to another date, including without limitation an earlier date. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.
Qualifying Offer Provision
The Rights will not interfere with any fully financed tender offer, exchange offer of common stock of the offeror meeting certain terms and conditions further described below, or a combination thereof, in each case for all shares of our Common Stock at the same per share consideration, remaining open for a minimum of ninety (90) business days, and subject to a minimum condition of acceptance by a majority of the outstanding shares of our Common Stock and providing for a 20-business day “subsequent offering period” after consummation (such offers as determined by a majority of independent directors are referred to as “qualifying offers”).

If an offer includes shares of common stock of the offeror, the Rights would not interfere with such offer if:
•	any non-cash consideration consists solely of freely-tradeable common stock of a publicly traded corporation;
•	such common stock is listed or admitted to trading on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market;
•	the offeror has already received stockholder approval to issue such common stock prior to the commencement of such offer or no such approval is or will be required;
•	the offeror has no other class of voting stock outstanding at the time of the commencement, during the term or upon completion of such offer; and
•
the offeror meets the registrant eligibility requirements for use of a registration statement on Form S-3 (or its equivalent for foreign private issuers) for registering securities under the Securities Act of 1933, as amended, including the filing of all reports required to be filed pursuant to the Exchange Act in a timely manner during the twelve (12) calendar months prior to the date of commencement, and throughout the term, of such offer.

If the Company receives a qualifying offer and the Board of Directors has not redeemed the Rights prior to the consummation of such offer, or called a special meeting for stockholders to vote on whether to exempt the qualifying offer from the terms of the Second A&R Rights Agreement within ninety (90) business days following the commencement of such offer, and if, within ninety (90) to one hundred twenty (120) business days following commencement of such qualifying offer, the Company receives a notice in compliance with the Second A&R Rights Agreement from holders of record (or their duly authorized proxy) of at least ten percent (10%) of the Common Stock (excluding shares beneficially owned by the offeror and its affiliates and associates) requesting a special meeting to vote on a resolution to exempt the qualifying offer (the “Qualifying Offer Resolution”) from the terms of the Second A&R Rights Agreement, then the Board must call and hold such a special meeting by the ninetieth (90th) business day following receipt of the stockholder notice (the “Outside Meeting Date”). If prior to holding a vote on the Qualifying Offer Resolution at the special meeting, the Company enters into an agreement conditioned on the approval by holders of a majority of the outstanding Common Stock with respect to a share exchange, one-step merger, tender offer and back-end merger, consolidation, recapitalization, reorganization, business combination or a similar transaction involving the Company or the direct or indirect acquisition of more than fifty percent (50%) of the Company’s consolidated total assets or earning power, the Outside Meeting Date may be extended by the Board so that stockholders vote on whether to exempt the qualifying offer at the same time as they vote on such agreement.
If the Board does not hold the special meeting of stockholders to vote on the exemption of the qualifying offer by the Outside Meeting Date, the qualifying offer will be deemed exempt from the Second A&R Rights Agreement ten (10) business days after the Outside Meeting Date. If the Board does hold a special meeting and stockholders vote at such meeting in favor of exempting the qualifying offer from the terms of the Second A&R Rights Agreement, the qualifying offer will be deemed exempt from the Second A&R Rights Agreement ten (10) business days after the votes are certified as official by the inspector of elections. Subject to the terms of the Second A&R Rights Agreement, the consummation of the qualifying offer will not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights will immediately expire upon consummation of the qualifying offer.
Anti-Dilution Provisions
The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Amendments
Any of the provisions of the Second A&R Rights Agreement may be amended by the Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Second A&R Rights Agreement may only be amended by the Board in order to cure any ambiguity, to correct any defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights.
Effect of Stockholders Not Ratifying the First Amendment
None of the Articles of Incorporation, the Bylaws or applicable law requires stockholder ratification of the adoption of the Second A&R Rights Agreement and the Second A&R Rights Agreement will not automatically terminate if it is not ratified by our stockholders. The Board, however, will consider the outcome of the vote, as well as any stockholder feedback related to the Second A&R Rights Agreement, in determining whether, in the exercise of its fiduciary duties, the Second A&R Rights Agreement continues to be in the best interests of the Company and its stockholders.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the action of the Board of Directors of the Company in adopting the Second A&R Rights Agreement, be, and it hereby is, ratified and approved.
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.
Recommendation of the Board
The Board recommends a vote “FOR” the ratification of the Second A&R Rights Agreement.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS
General
The tables below set forth certain beneficial ownership information with respect to certain individuals and stockholders. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.
Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days (including out of the money options) are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 49,504,696 shares of the Company’s Common Stock outstanding as of the Record Date (April 9, 2026), and excludes any treasury stock.
Directors and Executive Officers
The table below sets forth information as to each current director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the Record Date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

	Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage
Directors/Nominees
Darron M. Anderson	5,115(2)	*
Timothy J. Bernlohr	49,295(2)	*
Ian T. Blackley	24,700(3)	*
A. Kate Blankenship	10,213(2)	*
Randee E. Day	18,435(2)	*
David I. Greenberg	32,022(2)	*
Kristian K. Johansen	5,115(2)	*
Craig H. Stevenson, Jr.	192,820(4)	0.4%
Lois K. Zabrocky	208,745	0.4%
Named Executive Officers (other than Ms. Zabrocky who is listed above with the other Directors/Nominees)
Jeffrey D. Pribor	131,697(5)	0.3%
James D. Small III	40,085	*
Derek G. Solon	54,419	0.1%
William F. Nugent	55,999	0.1%
All Directors, Director Nominees and Executive Officers as a Group (15 Persons)	842,045(5)	1.7%

*	Less than 0.1%
(1)	Includes shares of Common Stock issuable within 60 days of the Record Date upon the exercise of options owned by the indicated stockholders on that date.
(2)	Includes 3,104 shares of Common Stock that vest on June 8, 2026.
(3)	Includes 6,344 shares of Common Stock that vest on June 8, 2026.

(4)
Includes 3,104 shares of Common Stock that vest on June 8, 2026, and 65,075 shares of Common Stock held by a limited liability company of which Mr. Stevenson is the controlling member and with respect to which Mr. Stevenson disclaims beneficial interest except to the extent of his pecuniary interest therein.

(5)	Includes 26,713 shares issuable upon the exercise of options.
Other Beneficial Owners
Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the Record Date, except as otherwise indicated in the footnotes. The information with respect to beneficial ownership by the identified stockholders is set forth alphabetically and was prepared based on information supplied by such stockholders in their filings with the SEC.

	Shares of Common Stock Beneficially Owned*
Name	Number	Percentage
BlackRock, Inc.(1)	6,073,613	12.3%
Dimensional Fund Advisors L.P.(2)	3,198,443	6.5%
Famatown Finance Limited(3)	7,810,494	15.8%
FMR LLC(4)	4,669,602	9.5%
The Vanguard Group(5)	4,389,974	8.9%

*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the Record Date.
(1)
Based on a Schedule 13G filed on April 30, 2025 with the SEC by BlackRock, Inc. (“BlackRock”) with respect to the beneficial ownership of 6,073,613 shares of Common Stock as of March 31, 2025 by BlackRock and certain of its subsidiaries. The address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(2)
Based on a Schedule 13G filed on February 9, 2024 with the SEC by Dimensional Fund Advisors L.P. (“Dimensional”) with respect to the beneficial ownership of 3,198,443 shares of Common Stock as of December 29, 2023 by Dimensional. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(3)
Based on a Schedule 13D filed on March 12, 2026 with the SEC with respect to the beneficial ownership of 7,810,494 shares of Common Stock as of March 9, 2026 by Famatown Finance Limited (“Famatown”), Greenwich Holdings Limited (“Greenwich”) and C.K. Limited (“CK”). The address of Famatown and Greenwich is Deana Beach Apartments, Block 1, 4th Floor, 33 Promachon Eleftherias Street, Ayios Athanasias, 4103 Limassol, Cyprus and the address of CK is JTC House, 28 Esplanade, St. Helier, Jersey, Channel Islands JE4 2QP.

(4)
Based on a Schedule 13G filed on February 5, 2026 with the SEC by FMR LLC (“Fidelity”), a holding company, and by Abigail P. Johnson (“Johnson”) with respect to the beneficial ownership of 4,669,602 shares of Common Stock as of December 31, 2025. Johnson, the Chairman and Chief Executive Officer of Fidelity, and members of her family, may be deemed to form a controlling group with respect to Fidelity. The address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.

(5)
Based on a Schedule 13G filed on November 12, 2024 with the SEC by The Vanguard Group (“Vanguard”) with respect to the beneficial ownership of 4,389,974 shares of Common Stock as of September 30, 2024 by Vanguard and certain of its subsidiaries. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of Vanguard and its subsidiaries is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on a Schedule 13G/A filed on March 27, 2026, Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis).

Delinquent Section 16(a) Reports
Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2025 and through the date of this Proxy Statement, April 29, 2026, except that each of Ms. Debra Grillo, the Company’s Treasurer, and Mr. Adewale Oshodi, the Company’s Controller, inadvertently filed one report of ownership of common stock late.

OTHER MATTERS
The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth below.
The Company’s 2025 Annual Report is available at https://www.intlseas.com/investor-relations/sec-filing. That 2025 Annual Report does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s 2025 Annual Report upon written request addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.

By order of the Board of Directors,

JAMES D. SMALL III
Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 29, 2026

APPENDIX A
International Seaways, Inc.

and

Computershare Trust Company, N.A.,
as Rights Agent

Second Amended and Restated Rights Agreement

Dated as of April 9, 2026

A-i

SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
This SECOND AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of April 9, 2026 (the “Agreement”), is between International Seaways, Inc., a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), amends and restates that certain Amended and Restated Rights Agreement, dated as of May April 11, 2023 between the Company and the Rights Agent (the “A&R Rights Agreement”).
W I T N E S S E T H
WHEREAS, on May 8, 2022, the Board of Directors of the Company (the “Board”) adopted a shareholder rights agreement (the “Original Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent;
WHEREAS, in connection with the adoption of the Original Rights Agreement, the Board authorized and declared a dividend distribution of one right (a “Right”) for each share of common stock, no par value, of the Company (the “Common Stock”) outstanding (it being understood that treasury shares and shares held by direct or indirect wholly owned Subsidiaries of the Company would not, for purposes of the Original Rights Agreement, be considered as outstanding) at the Close of Business on May 19, 2022 (the “Record Date”), and authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(i) or Section 11(p) hereof) for each share of Common Stock that shall become outstanding between the Record Date (whether originally issued or delivered from the Company’s treasury or transferred by a direct or indirect wholly owned Subsidiary of the Company) and the earlier to occur of the Close of Business on the Distribution Date, the Redemption Date and the Close of Business on the Final Expiration Date (as hereinafter defined), and certain additional shares of Common Stock that shall become outstanding after the Distribution Date as provided in Section 22 of this Agreement, each Right initially representing the right to purchase one share of Common Stock upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, the Original Rights Agreement would have expired on the close of business on May 7, 2023 and, pursuant to Section 27 of the Original Rights Agreement, the Company and the Rights Agent was authorized from time to time to supplement or amend any provision of the Original Rights Agreement in accordance with the provisions of Section 27 thereof;
WHEREAS, on April 11, 2023, the Board approved the A&R Rights Agreement, which amended and restated the Original Rights Agreement;
WHEREAS, the A&R Rights Agreement would have expired on the close of business on April 10, 2026 and, pursuant to Section 27 of the A&R Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the A&R Rights Agreement in accordance with the provisions of Section 27 thereof;
WHEREAS, the Board has determined that it is in the best interests of the Company and the holders of the Rights to amend the A&R Rights Agreement as provided herein; and
WHEREAS, this Agreement amends and restates in its entirety the A&R Rights Agreement, which A&R Rights Agreement is replaced and superseded by this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:
(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Stock then outstanding, but shall not include:
(i) the Company;
(ii) any Subsidiary of the Company;

(iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;
(iv) any Exempt Person; or
(v) any Person who, alone or together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 20% or more of the then outstanding Common Stock, acquires beneficial ownership of any additional shares of Common Stock;
provided, however, that if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this subsection (a) has become such inadvertently, and such Person promptly (and in any event within five Business Days after being so requested by the Company) divests or enters into an irrevocable commitment satisfactory to the Board promptly (and in any event within five Business Days or such shorter period as shall be determined by the Board) to divest, and thereafter divests as required by such commitment, a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this subsection (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
(b) “Act” shall mean the Securities Act of 1933, as amended.
(c) “Adjustment Shares” shall have the meaning set forth in Section 11(a)(ii) hereof.
(d) “Agreement” shall have the meaning set forth in the preamble of this Agreement.
(e) Subject to subsection (x) of this Section 1, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as defined below).
(f) A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:
(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right or obligation to acquire (whether such right is exercisable or such obligation is required to be performed immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person) or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise, and including any securities of the Company represented by “when-issued” trading thereof; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or cease to be subject to withdrawal by the tendering security holder or (B) securities issuable or issued upon the exercise of Rights after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date (as hereinafter defined) or pursuant to Section 3(a) or Section 22 hereof (the “Original Rights”) or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights;
(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not reportable by such Person on Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor report);
(iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof), with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in the proviso to clause (ii) of this subsection (f)) or disposing of any voting securities of the Company; or
(iv) that are the subject of, or the reference securities for, or that underlie, any Derivative Contract of such Person or any of such Person’s Affiliates or Associates, with the number of shares of Common Stock deemed beneficially owned being the notional or other number of shares of Common Stock in respect of such Derivative Position (without regard to any short or similar position) that is specified in (i) one or more filings with the Securities and Exchange Commission by such Person or any of such Person’s Affiliates or Associates or (ii) the documentation evidencing such Derivative Position as the basis upon which the value or settlement amount of such Derivative Position, or the opportunity of the holder of such Derivative Position to profit or share in any profit, is to be calculated in whole or in part (whichever of (i) or (ii) is greater), or if no such number of Common Stock is specified in such filings or documentation (or such documentation is not available to the Board), as determined by the Board in its reasonable discretion.
provided, however, that nothing in this subsection (f) shall cause (x) a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of forty days, or (y) a Person to be deemed to be the “Beneficial Owner” or “beneficially own” any security on account of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act.
Notwithstanding anything in this definition of Beneficial Ownership to the contrary, except as otherwise expressly provided herein, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.
(g) “Board” shall have the meaning set forth in the recitals of this Agreement.
(h) “Book-Entry” shall mean an uncertificated book-entry in the account system of the transfer agent for the Common Stock.
(i) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
(j) “Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.
(k) “Common Stock” shall mean the common stock, no par value, of the Company at the date hereof or any other stock resulting from successive changes or reclassifications of the common stock, except that “Common Stock” when used with reference to any Person other than the Company shall mean the capital stock (or equivalent equity interest) of such Person with the greatest voting power, or the equity securities or other equity interests having power to control or direct the management, of such Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first mentioned Person.
(l) “Common Stock Equivalents” shall have the meaning set forth in Section 11(a)(iii) hereof.

(m) “Company” shall have the meaning set forth in the preamble of this Agreement.
(n) “Current Market Price” shall have the meaning determined in accordance with Section 11(d) hereof.
(o) “Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.
(p) A “Derivative Contract” is a contract between a party (the “Receiving Party”) and a counterparty that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of an amount of Common Stock specified or referenced in such contract, regardless of whether the obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock or other securities conveying voting rights in the Company, without regard to any short position under the same or any other Derivative Contract. For avoidance of doubt, interests in broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
(q) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.
(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(s) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.
(t) “Expiration Date” shall have the meaning set forth in Section 7(a) hereof.
(u) “Exempt Person” shall mean each Person that at the time of the first public announcement of the execution of this Agreement Beneficially Owns 20% or more of the Common Stock then outstanding; provided, that each such Person shall be considered an Exempt Person only if and so long as the shares of Common Stock Beneficially Owned by such Person do not exceed the number of shares which are Beneficially Owned by such Person as of the time of the first public announcement of the declaration of the Rights dividend; provided, further, that such Person shall cease to be an Exempt Person immediately at such time as such Person ceases to be the Beneficial Owner of 20% or more of the Common Stock then outstanding.
(v) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.
(w) “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.
(x) “Principal Party” shall have the meaning set forth in Section 13(b) hereof.
(y) “Purchase Price” shall have the meaning set forth in Section 4(a) hereof.
(z) “Qualifying Offer” shall mean an offer as determined by a majority of independent directors of the Company, as having, to the extent required for the type of offer specified, each of the following characteristics:
(i) a fully financed tender offer or an exchange offer offering Common Stock of the offeror, or a combination thereof, in each case for all of the Company’s outstanding Common Stock at the same per-share consideration;
(ii) an offer that shall remain open for not less than ninety (90) Business Days after the offer has commenced within the meaning of Rule 14d-2(a) under the Exchange Act, and, if a Special Meeting is duly requested in accordance with Section 23(c), for at least ten (10) Business Days after the date of the Special Meeting or, if no Special Meeting is held within ninety (90) Business Days following receipt of the Special Meeting Demand for at least ten (10) Business Days following such ninety (90) Business Day period; provided, however, that such offer need not remain open beyond (A) the time for which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open, or (B) the Final Expiration Date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the

Company’s Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder);
(iii) an offer that is conditioned on a minimum number of the Company’s Common Stock being tendered and not withdrawn as of the expiration date as would provide the bidder, upon consummation of the offer, with beneficial ownership of at least a majority of the Company’s outstanding Common Stock, which condition shall not be waivable;
(iv) an offer pursuant to which the offeror has made an irrevocable written commitment to provide a “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act of 20 Business Days following the consummation of the offer; and
(v) if the offer includes common stock of the offeror, (A) the offeror is a publicly traded corporation, and its common stock are freely tradable and are listed or admitted to trading on the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market, (B) no approval by the shareholders of the offeror is required to issue such common stock or, if required, such approval has already been obtained prior to the commencement of such offer, (C) no other class of voting stock of the offeror is outstanding at the time of the commencement, during the term or upon completion of such offer and (D) the offeror meets the registrant eligibility requirements for use of Form S-3 (or its equivalent for foreign private issuers) for registering securities under the Securities Act of 1933, as amended, including, without limitation, the filing of all required Exchange Act reports in a timely manner during the twelve calendar months prior to the date of commencement, and throughout the term, of the offer within the meaning of Rule 14d-2(a) under the Exchange Act.
For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, binding written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(c) shall no longer be applicable to such offer.
(aa) “Record Date” shall have the meaning set forth in the preamble of this Agreement.
(bb) “Redemption Date” shall have the meaning set forth in Section 23(b) hereof.
(cc) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.
(dd) “Rights” shall have the meaning set forth in the preamble of this Agreement.
(ee) “Rights Agent” shall have the meaning set forth in the preamble of this Agreement.
(ff) “Rights Certificate” shall have the meaning set forth in Section 3(a) hereof.
(gg) [Reserved]
(hh) “Section 11(a)(ii) Event” shall mean any event described in Section 11(a)(ii) hereof.
(ii) “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.
(jj) “Section 13 Event” shall mean any event described in clauses (x), (y) or (z) of Section 13(a) hereof.
(kk) “Signature Guarantee” shall have the meaning set forth in Section 6(a).

(ll) “Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.
(mm) “Stock Acquisition Date” shall mean the earliest of the date of (i) the public announcement (which, for purposes of this definition, shall include a report filed or amended pursuant to Section 13(d) or Section 13(g) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such, or (ii) the Board becoming aware of the existence of an Acquiring Person.
(nn) “Subsidiary” shall mean, with reference to any Person, any other Person of which an amount of voting securities (or comparable ownership interests) sufficient to elect at least a majority of the directors (or persons performing equivalent functions) of such other Person is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.
(oo) “Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.
(pp) “Summary of Rights” shall have the meaning set forth in Section 3(b) hereof.
(qq) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.
(rr) “Triggering Event” shall mean any Section 11(a)(ii) Event or any Section 13 Event.
(ss) “Trust” shall have the meaning set forth in Section 24(e) hereof.
(tt) “Trust Agreement” shall have the meaning set forth in Section 24(e) hereof.
Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more such co-Rights Agents as it may deem necessary or desirable (the term “Rights Agent” being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents), upon 10 days’ prior written notice to the Rights Agent setting forth the respective duties of the Rights Agent and any co-Rights Agents. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent. If the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company reasonably determines, provided that such duties are consistent with the terms and conditions of this Agreement.
Section 3. Issuance of Rights Certificates.
(a) Until the earlier of (i) the Close of Business on the 10th Business Day after the Stock Acquisition Date (or, if the 10th Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) (or, in the event the Board determines before the Close of Business on such day to effect an exchange in accordance with Section 24 and determines in accordance with Section 24 that a later date is advisable, such later date), and (ii) the Close of Business on the 10th Business Day (or such later date as the Board shall determine prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan) of, or the first public announcement of the intention of any Person (other than any of the Persons referred to in the precedent parenthetical) to commence, a tender or exchange offer the consummation of which would result in such Person becoming an Acquiring Person (or, if the 10th Business Day (or such later date as the Board shall so determine) after the date that such tender or exchange offer is first published or sent or given occurs before the Record Date, the Close of Business on the Record Date) (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”) (provided that if such tender or exchange offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender or exchange offer), (x) the Rights will be evidenced by the certificates (or other evidence of Book-Entries or other uncertificated ownership) for Common Stock registered in the names of the holders thereof (which shall also be deemed to be certificates for the associated Rights) and not by separate certificates, or, in the case of uncertificated shares of Common Stock, by the Book Entries for such Common Stock (which Book-Entries shall also be deemed to be book-entries for the associated Rights) and not by separate book-entries or Rights Certificates (as defined below) (provided, that each certificate (or other evidence of Book-Entry or other uncertificated ownership) representing Common Stock outstanding as of the Close of Business on the Record Date evidencing the Rights shall be deemed to incorporate by reference the terms of this Agreement, as amended from time to time), and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company or a Subsidiary of the Company). As soon as practicable after the Distribution Date, the Company will prepare and execute (either by manual, facsimile or portable document format signature), the Rights Agent will countersign (either by manual, facsimile or portable document format signature), and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information, send) by first-class, postage-prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the shares of Common Stock, one or more Rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein; provided, that the Rights may instead be recorded in book-entry or other uncertificated form, in which case such book-entries or other evidence of ownership shall be deemed to be Rights Certificates for all purposes of this Agreement; provided, further, that all procedures relating to actions to be taken or information to be provided with respect to such Rights recorded in book-entry or other uncertificated forms, and all requirements with respect to the form of any Rights Certificate set forth in this Agreement, may be modified as necessary or appropriate to reflect book-entry or other uncertificated ownership. To the extent that a Section 11(a)(ii) Event has also occurred, the Company may implement such procedures, as it deems appropriate, in its sole discretion, to minimize the possibility that Rights are received by Persons for whom Rights would be null and void under Section 7(e). In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(a)(i) or Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates, and the Rights will be transferable separately from the transfer of shares of Common Stock. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm the occurrence of the Distribution Date in writing on or prior to the next Business Day. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred. Notwithstanding anything to the contrary set forth in this Agreement, upon the effectiveness of a redemption pursuant to Section 23, the Company shall not thereafter issue any additional Rights and, for the avoidance of doubt, no Rights shall be attached to or shall be issued with any shares of Common Stock (including any shares of Common Stock issued pursuant to an exchange) at any time thereafter.
(b) The Company will make available, as promptly as practicable following the Record Date, a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit B (the “Summary of Rights”) to any record holder of Rights upon request from such record holder time to time prior to the Final Expiration Date (or, if earlier, the Redemption Date). With respect to shares of Common Stock outstanding as of the Record Date, or that become outstanding subsequent to the Record Date, unless and until the Distribution Date shall occur, the Rights associated with such shares will be evidenced by the certificates for the Common Stock or the balances in the Book-Entries registered in the names of the holders of such shares, as applicable, and not by separate book-entries or Rights Certificates, and the registered holders of such shares represented by such certificates of Book Entries shall also be deemed to be the registered holders of the associated Rights. Until the earlier of the Close of Business on the Distribution Date, the Redemption Date and the Close of Business on the Final Expiration Date, the transfer of any shares of Common Stock in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such shares of Common Stock.

(c) Rights shall be issued in respect of all shares of Common Stock which are issued (whether originally issued or from the Company’s treasury or transferred to third parties by direct or indirect wholly owned Subsidiaries of the Company) after the Record Date but prior to the earlier of the Close of Business on the Distribution Date, the Redemption Date, and the Close of Business on the Final Expiration Date, or, in certain circumstances provided in Section 22, after the Distribution Date. Certificates evidencing such shares of Common Stock or any confirmations or written notices to holders of shares of Common Stock in Book-Entry form (including any such certificates, confirmations or notices issued or sent upon transfer of outstanding Common Stock, disposition of Common Stock out of treasury stock or issuance of Common Stock out of authorized but unissued shares) issued or sent after the Record Date but prior to the earlier of the Close of Business on the Distribution Date, the Redemption Date and the Close of Business on the Final Expiration Date (or, in the circumstances described in Section 22, after the Distribution Date) shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form (but the failure to have such legend so impressed, printed, written or affixed shall not affect the status or validity of the Rights evidenced by such shares of Common Stock):
The shares to which this certificate or written notice relates also evidences and entitles the holder hereof to certain Rights as set forth in the Second Amended and Restated Rights Agreement between International Seaways, Inc. (the “Company”) and Computershare Trust Company, N.A. (or any successor Rights Agent) as Rights Agent (the “Rights Agent”), dated as of April 9, 2026, as it may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by the shares to which this certificate or notice relates. The Company will mail to the holder of shares to which this certificate or notice relates a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.
With respect to the certificates and Book-Entries (in either case, whether or not containing the foregoing legend) described in this Section 3(c), until the earlier of (i) the Close of Business on the Distribution Date, (ii) the Redemption Date and (iii) the Close of Business on the Final Expiration Date, the Rights associated with the shares of Common Stock represented by such certificates and Book-Entries shall be evidenced by such certificates or Book-Entries alone, and holders of such shares of Common Stock shall also be holders of the associated Rights, and the transfer of any of such shares of Common Stock shall also constitute the transfer of the Rights associated with such shares of Common Stock. Notwithstanding this Section 3 or Section 4 hereof, neither the omission of a legend nor the failure to deliver notice required hereby shall affect the enforceability of any part of this Agreement or the rights of any holder of the Rights. In the event that the Company or any direct or indirect wholly owned Subsidiary of the Company purchases or acquires any Common Stock after the Record Date but prior to the Close of Business on the Distribution Date, any Rights associated with such Common Stock shall be deemed canceled and retired so that the Company or such direct or indirect wholly owned Subsidiary shall not be entitled to exercise any Rights associated with such Common Stock.
Section 4. Form of Rights Certificates.
(a) The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which shall not, in any case, affect the rights, duties, liabilities, protections or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or interdealer quotation system on which the Rights may from time to time be listed or quoted, or to conform to usage. Subject to the provisions of this

Agreement (including Section 11 and Section 22 hereof), the Rights Certificates, whenever distributed, shall be dated as of the Record Date and on their face shall entitle the holders thereof to purchase such number of shares of Common Stock as shall be set forth therein at the price set forth therein (such exercise price per share, the “Purchase Price”), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein. The Company shall give written notice to the Rights Agent promptly after it becomes aware of the existence of any Acquiring Person, and until such written notice is received by the Rights Agent, the Rights Agent may presume for all purposes that no such Acquiring Person exists.
(b) Any Rights Certificate issued pursuant to Section 3(a), Section 11(i) or Section 22 hereof that represents Rights that are or were beneficially owned by: (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer that the Board has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6, Section 11 or Section 22 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible, and only if the Company has provided specific written instructions to the Rights Agent) a legend in substantially the following form:
The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of the Rights Agreement.
Notwithstanding this Section 4(b) or anything to the contrary that may be contained elsewhere in this Agreement, the omission of the foregoing legend or any legend substantially similar thereto shall not affect the enforceability of any part of this Agreement or the rights of any registered holder of Rights Certificates.
Section 5. Countersignature and Registration.
(a) The Rights Certificates shall be executed on behalf of the Company by its Chairperson of the Board, Chief Executive Officer, President, Chief Financial Officer, any Vice President, either manually or by facsimile or other electronic signature, shall have affixed thereto the Company’s seal (if any) or a facsimile or other electronic copy thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile or other electronic signature. The Rights Certificates shall be countersigned by the Rights Agent, either manually or by facsimile or other electronic signature and shall not be valid for any purpose unless so countersigned. In case any authorized officer of the Company who shall have signed any of the Rights Certificates shall cease to be an authorized officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such authorized officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be an authorized officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an authorized officer. In case any authorized signatory of the Rights Agent who has countersigned any of the Rights Certificates ceases to be an authorized signatory of the Rights Agent before its issuance and delivery by the Company, such Rights Certificates, nevertheless, may be issued and delivered by the Company with the same force and effect as though the person who countersigned such Rights Certificates had not ceased to be an authorized signatory of the Rights Agent.
(b) Following the Distribution Date, upon receipt by the Rights Agent of notice to that effect and all other relevant information referred to in Section 3(a), the Rights Agent will keep, or cause to be kept, at its office designated for such purpose, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.
Section 6. Transfer, Split-Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.
(a) Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the earlier of the Redemption Date and the Close of Business on the Final Expiration Date, any Rights Certificate or Rights Certificates (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) hereof or that have been redeemed pursuant to Section 23 or exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Rights Certificate or Rights Certificates, entitling the registered holder to purchase a like number of shares of Common Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) as the Rights Certificate or Rights Certificates surrendered then entitles such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Rights Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Rights Certificates to be transferred, split up, combined or exchanged, with the form of assignment and certificate contained therein properly completed and duly executed and with all signatures guaranteed from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (a “Signature Guarantee”), at the office of the Rights Agent designated for such purpose, along such other and further documentation as the Company or the Rights Agent may reasonably request. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Rights Certificate accompanied by a Signature Guarantee and such other documentation, as the Company or the Rights Agent may reasonably request, of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights represented by such Rights Certificate(s), any Affiliates and Associates of such Beneficial Owner or of any other Person with which such Beneficial Owner or any of such Beneficial Owner’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of securities of the Company. Pursuant to Section 9(e), the Company or the Rights Agent may require payment of a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates. The Rights Agent shall not be obligated to deliver any Rights Certificates, unless and until it is satisfied that all such payments have been made, and the Rights Agent shall promptly forward any such sum collected by it to the Company or to such Persons as the Company may specify by written notice. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e), Section 14, Section 20(m), Section 23 and Section 24, countersign and deliver to the Person entitled thereto, a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Rights Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid.
(b) Subject to the provisions of this Agreement, at any time after the Distribution Date and prior to the earlier of the Redemption Date and the Close of Business on the Final Expiration Date, upon receipt by the Company and the Rights Agent of evidence satisfactory to them of the loss, theft, destruction or mutilation (in the case of mutilation, such evidence shall be the surrender of such mutilated certificate) of a Rights Certificate (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) or that have been redeemed pursuant to Section 23 or exchanged pursuant to Section 24), and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, along with a Signature Guarantee and such other and further documentation as the Company or the Rights Agent may reasonably request, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, such Rights Certificate shall be cancelled, and the Company shall execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.
Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.
(a) Subject to Section 9(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(e), Section 9(c), Section 11(a)(iii), Section 23(b) and Section 24(b) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earlier of (i) 5:00 P.M., New York City time, on April 8, 2029, or such later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), (ii) the Redemption Date, (iii) the time at which the right to exercise the Rights terminates as provided in Section 24 hereof or (iv) the time at which the Rights expire in connection with the consummation of a Qualifying Offer as provided in Section 23(d) hereof. Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Close of Business on the Final Expiration Date, the Redemption Date and such time as all outstanding Rights have been exercised hereunder (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof).
(b) The Purchase Price for each share of Common Stock pursuant to the exercise of a Right initially shall be $95, and shall be subject to adjustment from time to time as provided in Section 11 and Section 13(a) hereof and shall be payable in lawful money of the United States in accordance with subsection (c) below.
(c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate properly completed and duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per share of Common Stock (or other shares, securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable tax or charge required to be paid under Section 9(e), the Rights Agent shall, subject to Section 20(m) hereof, thereupon promptly (i) (A) requisition from any transfer agent of the shares of Common Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates (or make entries in the book-entry account system of the transfer agent) for the total number of shares of Common Stock to be purchased and the Company hereby irrevocably authorizes each such transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Common Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of shares of Common Stock as are to be purchased (in which case certificates for the shares of Common Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs each such depositary agent to comply with such request, (ii) when necessary to comply with this Rights Agreement, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts (or confirmation or written notice that an entry has been made in the book-entry account system of the transfer agent), cause the same to be delivered to or, upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) when necessary to comply with this Rights Agreement, after receipt thereof, deliver such cash to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii) hereof) and any taxes or charges required to be paid under Section 9(e) hereof, shall be made in cash or by certified check, cashier’s check, bank draft or money order payable to the order of the Company. In the event that the Company is obligated to issue other securities of the Company, pay cash and/or distribute other property pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with this Agreement. The Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Common Stock would be issued.
(d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14 hereof.
(e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Triggering Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a direct or indirect transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a direct or indirect transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or from such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or in such Associate or Affiliate) or to any Person with whom the Acquiring Person (or any such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Rights Certificates or any other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any of its Affiliates, Associates or transferees hereunder.
(f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or other securities upon the occurrence of any purported exercise pursuant to Section 7 hereof or as set forth in this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, (ii) tendered the Purchase Price (and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate to the Company in the manner set forth in this Agreement, and (iii) provided such additional evidence of the identity of the Beneficial Owner (or any former Beneficial Owner) or of any other Person with which such holder or any of such holder’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities of the Company thereof and of the Rights evidenced thereby and of the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) as the Company or the Rights Agent shall reasonably request.
Section 8. Cancellation and Destruction of Rights Certificates.
All Rights Certificates surrendered for the purpose of exercise, transfer, split-up, combination, redemption or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. At the expense of the Company, the Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.
Section 9. Reservation and Availability of Capital Stock.
(a) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Common Stock delivered upon exercise of Rights shall, as of the time of delivery of the certificates (or creation of Book-Entries) for such Common Stock (subject to payment of the Purchase Price and compliance with all other applicable provisions of this Agreement), be duly and validly authorized and issued and fully paid and non-assessable shares.
(b) So long as the shares of Common Stock (and, following the occurrence of a Triggering Event, other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange or quoted on a quotation system, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable (but only to the extent that it is reasonably likely that the Rights will be exercised), all shares reserved for such issuance to be listed on such exchange or quoted on such quotation system, as the case may be, upon official notice of issuance upon such exercise.
(c) The Company shall use its best efforts to (i) file, as soon as practicable following the earliest date after the first occurrence of a Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii) hereof, a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Redemption Date and (C) the Final Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension has been rescinded. The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 9(c) and give the Rights Agent a copy of such announcement. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law, or any required registration statement in such jurisdiction shall not have been declared effective.
(d) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock (and, following the occurrence of a Triggering Event, other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates (or creation of Book Entries) for such shares (subject to payment of the Purchase Price and compliance with all other applicable provisions of this Agreement), be duly and validly authorized and issued and fully paid and nonassessable.
(e) The Company further covenants and agrees that it will pay when due and payable any and all taxes and charges which may be payable in respect of the issuance or delivery of the Rights

Certificates and of any certificates (or creation of Book Entries) for a number of shares of Common Stock (and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required (i) to pay any transfer tax or charge that may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of shares of Common Stock (and/or other securities, as the case may be) in respect of a name other than that of the registered holder of the Rights Certificates evidencing Rights surrendered for exchange or exercise or (ii) to issue or deliver any certificates (or create a Book Entry) for a number of shares of Common Stock (and/or other securities, as the case may be) or depositary receipts in a name other than that of the registered holder upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Rights Certificates at the time of surrender) or until it has been established to the Company’s and the Rights Agent’s satisfaction that no such tax or charge is due.
Section 10. Common Stock Record Date. Each Person in whose name any certificate (or Book Entry) for a number of shares of Common Stock (and/or other securities, as the case may be) is issued or created upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such shares of Common Stock (and/or other securities, as the case may be) represented thereby on, and such certificate or book-entry shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable taxes or charges) was duly made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock (and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate or Book-Entry shall be dated, the next succeeding Business Day on which the Common Stock (and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.
Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.
(a) (i) In the event that the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Common Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Common Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs that would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.
(ii) In the event any Person shall, at any time after the first public announcement of the declaration of the Rights dividend, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, then, promptly following the later of the occurrence of such event and the Record Date, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of shares of Common Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the “Purchase Price” for each such Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the “Adjustment Shares”); provided that, for the avoidance of doubt, the Purchase Price and the number of Adjustment Shares shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of such first occurrence. The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person or any of its Affiliates, Associates, or the nominee of any of the foregoing, and the Rights Agent may rely on such notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, unless and until it shall have received such notice.
(iii) In the event that the number of treasury shares plus the number of shares of Common Stock that are authorized by the Company’s Amended and Restated Articles of Incorporation, as amended, but not outstanding, subscribed for, or reserved or otherwise committed for issuance for purposes other than upon exercise of the Rights, is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing clause (ii) of this Section 11(a) or if the Board shall so elect, the Company shall (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”), and (B) with respect to each Right (subject to Section 7(e) hereof), make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) other equity securities of the Company that the Board has deemed to have essentially the same value or economic rights as shares of Common Stock (such securities being referred to as “Common Stock Equivalents”), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected by the Board; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within 30 days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company’s right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the “Section 11(a)(ii) Trigger Date”), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. For purposes of the preceding sentence, the term “Spread” shall mean the excess of (i) the Current Value over (ii) the Purchase Price. If the Board determines in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30-day period set forth above may be extended to the extent necessary, but not more than 90 days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval, if necessary, for the authorization and/or of such additional shares (such 30-day period, as it may be extended, is herein called the “Substitution Period”). To the extent that the Company determines that action should be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company (1) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights, and (2) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such stockholder approval for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 11(a)(iii) and give the Rights Agent a copy of such announcement. For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the Current Market Price per share of the Common Stock on the Section 11(a)(ii) Trigger Date and the per share or per unit value of any Common Stock Equivalent shall be deemed to equal the Current Market Price per share of the Common Stock on such date.
(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase (for a period expiring within 45 calendar days after such record date) Common Stock or securities convertible into Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the Current Market Price (as determined pursuant to Section 11(d) hereof) per share of Common Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price that would then be in effect if such record date had not been fixed.
(c) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including without limitation any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Common Stock, but including any dividend payable in stock other than Common Stock) or evidences of indebtedness, or of subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price (as determined pursuant to Section 11(d) hereof) per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Common Stock, and the denominator of which shall be such Current Market Price (as determined pursuant to Section 11(d) hereof) per share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.
(d) The Current Market Price per share of Common Stock on any date shall be deemed to be (1) for the purpose of any computation hereunder, other than computations made pursuant to Section 11(a)(iii) hereof, the average of the daily closing prices per share of such Common Stock for the 30 consecutive Trading Days immediately prior to, but not including, such date, and (2) for purposes of computations made pursuant to Section 11(a)(iii) hereof, the average of the daily closing prices per share of such Common Stock for the 10 consecutive Trading Days immediately following, but not including, such date; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to, but not including, the commencement of the requisite 30 Trading Day or 10 Trading Day period, as set forth above, then, and in each such case, the Current Market Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Bulletin Board service or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Stock is not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.
(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments that by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or other share, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) 3 years from the date of the transaction that mandates such adjustment, and (ii) the Expiration Date.
(f) If as a result of an adjustment made pursuant to Section 11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 11(a), (b), (c), (e), (g), (h), (i), (j), (k) and (m), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Common Stock shall apply on like terms to any such other shares.
(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-ten-thousandth) obtained by (i) multiplying (x) the number of shares of Common Stock covered by a Right immediately prior to such adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.
(i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of shares of Common Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest tenth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt written notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and delivered by the Company, and countersigned and delivered by the Rights Agent, in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.
(j) Irrespective of any adjustment or change in the Purchase Price or the number of shares of Common Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per share and the number of shares of Common Stock that were expressed in the initial Rights Certificates issued hereunder.
(k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of the number of shares of Common Stock issuable upon exercise of the Rights, the Company shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable such number of shares of Common Stock at such adjusted Purchase Price.
(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent) until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of shares of Common Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of shares of Common Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board shall determine to be advisable in order that any (i) consolidation or subdivision of the Common Stock, (ii) issuance wholly for cash of any shares of Common Stock at less than the Current Market Price, (iii) issuance wholly for cash of shares of Common Stock or securities that by their terms are convertible into or exchangeable for shares of Common Stock, (iv) stock dividends, or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Common Stock shall not be taxable to such stockholders.
(n) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a wholly owned Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), (ii) merge with or into any other Person (other than a wholly owned Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets (measured by book value), cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof), if (x) at the time of or immediately after such consolidation, merger or sale there are any rights, warrants or other instruments or securities outstanding or agreements in effect that would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger or sale, the stockholders of the Person that constitutes, or would constitute, the “Principal Party” for purposes of Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates.
(o) The Company covenants and agrees that, after the Stock Acquisition Date, it will not, except as permitted by Section 24 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.
(p) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the date of this Agreement and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date (and certain shall become outstanding after the Distribution Date as provided in Section 22 of this Agreement), shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11(p) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.
Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made or an event affecting the Rights or their exercisability (including without limitation an event which causes Rights to become null and void) occurs as provided in Section 11 or Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment or describing such event, and a brief, reasonably detailed statement of the facts, computations and methodology accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Common Stock, a copy of such certificate and (c) if a Distribution Date has occurred, mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of shares of Common Stock) in accordance with Section 25 and Section 26 hereof; provided that the failure to prepare, file or mail such certificate shall not affect the validity of any such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.
Section 13. Consolidation, Merger or Sale or Transfer of Assets, Cash Flow or Earning Power.
(a) In the event that any Person shall become an Acquiring Person and, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a wholly owned Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a wholly owned Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets (measured by book value), cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any wholly owned Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of shares of Common Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such shares for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence of a Section 11(a)(ii) Event), and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event.
(b) “Principal Party” shall mean:
(i) in the case of any transaction described in clause (x) or (y) of the first sentence of Section 13(a) hereof: (A) the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, or, if there is more than one such issuer, the issuer whose shares of Common Stock have the greatest aggregate market value of shares outstanding, and (B) if no securities are so issued, (1) the Person that is the other party to such merger, if such Person survives said merger, or, if there is more than one such Person, the Person the shares of Common Stock of which have the greatest aggregate market value of shares outstanding or (2) if the Person that is the other party to the merger does not survive the merger, the Person that does survive the merger (including the Company if it survives) or (3) the Person resulting from the consolidation; and
(ii) in the case of any transaction described in clause (z) of the first sentence of Section 13(a) hereof, the Person that is the party receiving the greatest portion of the assets, cash flow or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets, cash flow or earning power so transferred or if the Person receiving the greatest portion of the assets, cash flow or earning power cannot be determined, whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding;
provided, however, that in any such case described in the foregoing clause (b)(i) or (b)(ii), if the Common Stock of such Person is not at such time or has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act, then (1) if such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered, the term “Principal Party” shall refer to such other Person, or (2) if such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stock of all of which is and has been so registered, the term “Principal Party” shall refer to whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding, or (3) if such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in clauses (1) and (2) above shall apply to each of the owners having an interest in the venture as if the Person owned by the joint venture was a Subsidiary of both or all of such joint venturers, and the Principal Party in each such case shall bear the obligations set forth in this Section 13 in the same ratio as its interest in such Person bears to the total of such interests.
(c) The Company shall not consummate any Section 13 Event unless the Principal Party shall have a sufficient number of shares of its Common Stock that are authorized by its certificate of incorporation (or equivalent governing document), but not outstanding, subscribed for, reserved or otherwise committed for issuance for purposes other than upon exercise of the Rights, in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent an agreement confirming that the requirements of Section 13(a) and (b) shall promptly be performed in accordance with their terms and that any such Section 13 Event shall not result in a default by the Principal Party under this Agreement as the same shall have been assumed by the Principal Party pursuant to Section 13(a) and (b) and providing that, as soon as practicable after executing such agreement pursuant to this Section 13, the Principal Party will:
(i) prepare and file a registration statement under the Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date and similarly comply with applicable state securities laws;
(ii) use its best efforts, if the Common Stock of the Principal Party shall be listed or admitted to trading on the New York Stock Exchange, NASDAQ or on another national securities exchange, to list or admit to trading (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on the New York Stock Exchange, NASDAQ or such securities exchange, or, if the Common Stock of the Principal Party shall not be listed or admitted to trading on the New York Stock Exchange, NASDAQ or a national securities exchange, to cause the Rights and the securities receivable upon exercise of the Rights to be authorized for quotation on any other system then in use;

(iii) take all such other action as may be necessary to enable the Principal Party to issue the securities purchasable upon exercise of the Rights, including but not limited to the registration or qualification of such securities under all requisite securities laws of jurisdictions of the various states and the listing of such securities on such exchanges and trading markets as may be necessary or appropriate;
(iv) obtain waivers of any rights of first refusal or preemptive rights in respect of the Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights; and
(v) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates that comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act.
(d) In case the Principal Party which is to be a party to a transaction referred to in this Section 13 has provision in any of its authorized securities or in its certificate of incorporation or by-laws or other instrument governing its corporate affairs, which provision would have the effect of (i) causing such Principal Party to issue, in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, shares of Common Stock of such Principal Party at less than the then Current Market Price per share (determined pursuant to Section 11(d) hereof) or securities exercisable for, or convertible into, Common Stock of such Principal Party at less than such then Current Market Price (other than to holders of Rights pursuant to this Section 13) or (ii) providing for any special payment, tax or similar provisions in connection with the issuance of the Common Stock of such Principal Party pursuant to the provisions of Section 13; then, in such event, the Company shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been cancelled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.
Section 14. Fractional Rights and Fractional Shares.
(a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11(p) hereof, or to distribute Rights Certificates or authorize Book Entries that evidence fractional Rights. In lieu of such fractional Rights, the Company shall pay (or cause to be paid) to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Bulletin Board service or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights, selected by the Board. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board shall be used, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes and shall be binding on the Rights Agent and the holders of the Rights.

(b) The Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights, to authorize Book-Entries which evidence fractional shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a share of Common Stock. For purposes of this Section 14(b), the current market value of a share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to Section 11(d)(2) hereof) for the Trading Day immediately prior to the date of such exercise
(c) Following the occurrence of a Triggering Event, the Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights, to authorize Book-Entries that represent fractional shares of Common Stock or to distribute certificates that evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one share of Common Stock. For purposes of this Section 14(b), the current market value of one share of Common Stock shall be the closing price per share of Common Stock (as determined pursuant to Section 11(d) hereof) on the Trading Day immediately prior to the date of such exercise.
(d) The holder of a Right by the acceptance of the Rights expressly waives its right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.
(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent under this Agreement, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment of cash for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of cash for fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.
Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent hereunder, including under Section 18 and Section 20, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Stock), may, in its own behalf and for its own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, its right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement by the Company and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of the Company.
Section 16. Agreement of Rights Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:
(a) prior to the Distribution Date, the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) or the balances in the Book-Entries registered in the names of the holders of Common Stock (which Book-Entries shall also be deemed to be book-entries for Rights), as applicable, and not by separate book entries or Rights Certificates will be transferable only in connection with the transfer of Common Stock;

(b) after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates properly completed and duly executed, along with a Signature Guarantee and such other and further documentation as the Company or the Rights Agent may reasonably request;
(c) subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates (or the associated Common Stock certificate or notices provided to holders of Book Entry shares of Common Stock) made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and
(d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent, nor any of their respective directors, officers, employees or agents shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or by reason of any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.
Section 17. Rights Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of shares of Common Stock or any other securities of the Company that may at any time be issuable on the exercise or exchange of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised or exchanged in accordance with the provisions hereof.
Section 18. Concerning the Rights Agent.
(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and to reimburse, from time to time, on demand of the Rights Agent, its reasonable and documented expenses, counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also covenants and agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, judgment, fine, penalty, claim, demand, settlement, damage, cost, liability or expense, including the reasonable fees and expenses of legal counsel, that may be paid, incurred or suffered by it, or to which it may become subject, without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent pursuant to this Agreement or in connection with the acceptance, execution, administration, exercise and performance of its duties under this Agreement, including the reasonable and documented costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement. The reasonable and documented costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Notwithstanding anything to the contrary herein, any liability of the Rights Agent under this Agreement will be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Rights

Agent under this Agreement during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise, termination or expiration of the Rights, and the resignation, replacement or removal of the Rights Agent.
(b) The Rights Agent shall be fully protected and authorized and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate or Book-Entry for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing.
(c) To the extent the Company is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Company in accordance with Section 26 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced the Company. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
Section 19. Merger or Consolidation or Change of Name of Rights Agent.
(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; but only if such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 19. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
Section 20. Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement, and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent shall perform such duties and obligations, by all of which the Company and the holders of Rights, or shares of Common Stock or preferred stock, by their acceptance thereof, shall be bound:
(a) The Rights Agent may consult with legal counsel selected by it (who may be, without limitation, legal counsel for the Company or an employee of the Rights Agent), and the written advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken or omitted by it in the absence of bad faith and in accordance with such advice or opinion.
(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of Current Market Price) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, or any other authorized officer of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall have no duty to act without such certificate as set forth in this Section 20(b).
(c) The Rights Agent shall be liable hereunder to the Company and any other Persons only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction); provided, however, that the Rights Agent shall under no circumstances be liable for special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the possibility or likelihood of such losses or damages.
(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.
(e) The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the legality or validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be liable or responsible for any change in the exercisability of the Rights (including the Rights becoming null and void pursuant to Section 11(a)(ii) hereof) or any change or adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt of the certificate described in Section 12, upon which the Rights Agent may conclusively rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable.
(f) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including obligations under applicable regulation or law.
(g) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Rights with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.
(h) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(i) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder and certificates delivered pursuant to any provision hereof from any person reasonably believed by the Rights Agent to be the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall provide full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for and it shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officers. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.
(j) The Rights Agent and any stockholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, officer or employee of the Rights Agent from acting in any other capacity for the Company or for any other Person.
(k) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable, liable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(l) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if the Rights Agent has reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(m) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, either (i) the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been properly completed or indicates an affirmative response to clause 1 and/or 2 thereof, or (ii) any other actual or suspected irregularity exists, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company; provided, however that Rights Agent shall not be liable for any delays arising from the duties under this Section 20(m).
(n) The Rights Agent shall have no responsibility to the Company, any holders of Rights or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(o) The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent as specified in Section 26 hereof, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.
(p) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same.
(q) In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may (upon notice to the Company of such ambiguity or uncertainty), in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Rights Certificate or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Rights Agent.
Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon at least 30 days’ notice in writing mailed to the Company, and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Common Stock, to each transfer agent of the Common Stock, by first class, registered or certified mail, and, if such resignation occurs after the Distribution Date, to the registered holders of the Rights Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent upon at least 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock, by registered or certified mail, and, if such removal occurs after the Distribution Date, to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or any State thereof, in good standing, which is authorized under such laws to exercise corporate trust, stock transfer or stockholder services powers and is subject to supervision or examination by federal or state authority and which at the time of its appointment as Rights Agent has, or with its parent has, a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under this Agreement without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further reasonable assurance, conveyance, act or deed necessary for the purpose, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and, if such appointment occurs after the Distribution Date, mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the earlier of the Redemption Date and the Close of Business on the Final Expiration Date, the Company may, with respect to shares of Common Stock so issued or sold (i) pursuant to the exercise of stock options, (ii) under any employee plan or arrangement, (iii) upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, or (iv) pursuant to a contractual obligation of the Company, in each of clauses (i), (ii), (iii) and (iv), existing prior to the Distribution Date, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (x) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (y) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.
Section 23. Redemption and Termination.
(a) The Board may, at its option, at any time prior to the earlier of (i) the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Record Date), and (ii) the Close of Business on the Final Expiration Date, (x) redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right (rounded up to the nearest whole $0.01 in the case of any holder whose holdings are not in a multiple of ten), as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”) or (y) amend this Agreement to change the Final Expiration Date to another date, including an earlier date. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion establish. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price, as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, other than in connection with the purchase of Common Stock prior to the Distribution Date.

(b) Immediately upon the action of the Board ordering the redemption of the Rights (or at such later times as the Board may establish for the effectiveness of such redemption) (the effectiveness of such redemption, the “Redemption Date”), written evidence of which shall promptly have been delivered to the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such redemption. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.
(c)
(i) In the event the Company receives a Qualifying Offer and, by the end of the 90 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, the Board has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement or called a special meeting of stockholders by the end of the ninetieth (90th) Business Day following the commencement of such Qualifying Offer, for the purpose of voting on whether to exempt such Qualifying Offer from the terms of this Agreement, provided, that such Qualifying Offer has not been terminated and continues to be a Qualifying Offer, holders of record (or their duly authorized proxy) of at least ten percent (10%) of the Common Stock then outstanding (excluding Common Stock Beneficially Owned by the offeror and the offeror’s Affiliates and Associates) may submit to the Board, not earlier than ninety (90) Business Days nor later than one hundred twenty (120) Business Days following the commencement of such Qualifying Offer within the meaning of Rule 14d-2(a) under the Exchange Act, a written demand complying with the terms of this Section 23(c) (the “Special Meeting Demand”) directing the Board to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution authorizing the exemption of such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”).
(ii) A Special Meeting Demand shall be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record executing the request (x) the names and addresses of such stockholders, as they appear on the Company’s books and records, (y) the number of shares of Common Stock which are owned of record by each of such stockholders, and (z) in the case of any shares of Common Stock that are Beneficially Owned by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such Beneficial Owner and attaching evidence thereof. For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the ninetieth (90th) Business Day following commencement, within the meaning of Rule 14d-2(a) under the Exchange Act, of a Qualifying Offer.
(iii) In the event that the Board receives a Special Meeting Demand complying with the provisions of this Section 23(c), the Board shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be submitted to a vote of stockholders at a Special Meeting by including a proposal relating to the adoption of the Qualifying Offer Resolution in the proxy materials of the Company for the Special Meeting. Such Special Meeting shall be convened within ninety (90) Business Days following the Special Meeting Demand (the “Special Meeting Period”); provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement conditioned on the approval by holders of a majority of the outstanding Common

Stock, the Special Meeting Period may be extended by the Board (and any Special Meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement.
(iv) The Board shall set a date for determining the stockholders of record that are entitled to notice of and to vote at the Special Meeting in accordance with the Company’s certificate of incorporation, bylaws and applicable law.
(v) Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. Notwithstanding anything to the contrary contained in this Agreement, if the Board determines that it is in the best interests of the stockholders of the Company to seek an alternative transaction so as to obtain greater value for such stockholders than is being provided by any Qualifying Offer, then the Company shall be entitled to include information relating to such alternative transaction in the proxy soliciting material(s) prepared by the Company in connection with the Special Meeting.
(vi) In the event that the Qualifying Offer continues to be a Qualifying Offer and either (A) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (B) if, at the Special Meeting at which a quorum is present, a majority of the outstanding Common Stock entitled to vote as of the record date for the Special Meeting selected by the Board, not giving effect to any affirmative votes cast by the offeror or any of its Affiliates or Associates, shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth (10th) Business Day after either (y) the Outside Meeting Date or (z) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”).
(vii) The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Exemption Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the next Business Day. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Exemption Date has not occurred.
(viii) Notwithstanding anything herein to the contrary, no action or vote by stockholders not in compliance with the provisions of this Section 23(c) shall serve to exempt any offer from the terms of this Agreement.
(d) From and after the Close of Business on the Exemption Date, the consummation of the Qualifying Offer shall not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights shall immediately expire and have no further force and effect upon such consummation.
Section 24. Exchange.
(a) The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) hereof) for Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any Person holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

(b) Immediately upon the action of the Board ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 (or at such later times as the Board may establish for the effectiveness of such exchange) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.
(c) In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights.
(d) The Company shall not be required to issue fractions of shares of Common Stock, to authorize Book-Entries which evidence fractional shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this subsection (d), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.
(e) Following the action of the Board ordering the exchange of any Rights pursuant to this Section 24, the Company may implement such procedures as it deems appropriate, in its sole discretion, for the purpose of ensuring that Common Stock (or such other consideration) issuable upon an exchange pursuant to this Section 24 is not received by holders of Rights that have become null and void pursuant to Section 7(e). Without limiting the foregoing, prior to effecting an exchange pursuant to this Section 24, the Board may direct the Company to enter into a trust agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or a portion (as designated by the Board) of or other securities or cash, if any, or fractions thereof issuable pursuant to the exchange, and all Persons shall be entitled to receive such shares, other securities or cash (and any dividends or distributions made thereon after the date on which such shares or other securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement; provided, however, that (i) such Trust may not be controlled by the Company or any of its Affiliates or Associates and the trustee or similar fiduciary of the Trust will attempt to distribute the property thereof to the Persons entitled thereto as promptly as practicable) and (ii) such Trust may exercise all of the rights that a shareholder of record would possess with respect to any shares deposited in such Trust. Prior to effecting an exchange and registering or other such securities in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including the identity of the Beneficial Owners (or any former Beneficial Owners) thereof and Affiliates or Associates of such Beneficial Owners (or former Beneficial Owners) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 7(e) and not transferable or exercisable or exchangeable in connection herewith. Any or other securities issued at the direction of the Board in connection herewith shall be validly issued, fully paid, and nonassessable or of such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued. Any of the Common Stock or other securities issued to the Trust that are later determined by the Company to have been placed in trust for the benefit of former rights holders, for which the applicable rights were determined to be null and void pursuant to Section 7(e), shall be returned to the Company and the Company shall take all necessary action so that such shares of Common Stock or other securities shall become authorized but unissued Common Stock or other securities of the Company, as the case may be. In the event the Board determines, before the Distribution Date, to effect an exchange, the Board may delay the occurrence of the Distribution Date to such time as the Board deems advisable; provided that the Distribution Date must occur no later than 20 days after the Stock Acquisition Date.
Section 25. Notice of Certain Events.
(a) In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company), (ii) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (iv) to effect any consolidation or merger into or with any other Person (other than a wholly owned Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets (measured by book value), cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its wholly owned Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of the shares of Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the shares of Common Stock for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Common Stock, whichever shall be the earlier.
(b) In case any of the events set forth in Section 11(a)(ii) hereof shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26 hereof, and to the Rights Agent in accordance with Section 26 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is delivered in writing to the Rights Agent by the Company) as follows:

International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, NY 10016
Attention: General Counsel

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is delivered in writing by the Rights Agent to the Company) as follows:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: Client Services

With a copy to:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: Legal Department

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of shares of Common Stock) shall be sufficiently given or made if delivered personally by hand or by overnight courier or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.
Section 27. Supplements and Amendments. Prior to the Stock Acquisition Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of shares of Common Stock. From and after the Stock Acquisition Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (iii) to supplement or amend the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Company. The Rights Agent shall duly execute and deliver any supplement or amendment hereto requested by the Company in writing, provided that the Company has delivered a certificate from an appropriate officer of the Company and, if requested by the Rights Agent, an opinion of counsel, which states that the proposed supplement or amendment is in compliance with the terms of this Agreement, including this Section 27. Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.
Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock or any other class of capital stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). Without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board, or any of the directors on the Board to any liability to the holders of the Rights or shareholders. The Rights Agent is entitled always to assume that the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon. Nothing contained in this Agreement shall be deemed to be in derogation of the obligation of the Board to exercise its fiduciary duties. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board is not entitled to reject any tender offer or other acquisition proposal, or to recommend that holders reject any tender offer, or to take any other action (including the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any tender offer or other acquisition proposal that the Board believes is necessary or appropriate in the exercise of its fiduciary duties.
Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).
Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of Business on the 10th Business Day following the date of such determination by the Board; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. Nothing contained in this Section 31 will affect the ability of the Company under the provisions of Section 27 to supplement or amend this Agreement to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.
Section 32. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmissions shall be effective as delivery of an original counterpart hereof.
Section 34. Interpretation. Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, paragraph and exhibit references are to the articles, sections, subsections, paragraphs and exhibits of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
Section 36. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, between the parties hereto.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the date first written above.

INTERNATIONAL SEAWAYS, INC.

By:
Name:	James D. Small, III
Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:
Name:
Title:

[Signature Page to the Rights Agreement]

EXHIBIT A
Form of Rights Certificate

Certificate No. R-	Rights

NOT EXERCISABLE AFTER APRIL 8, 2029 UNLESS EXTENDED PRIOR THERETO BY THE BOARD OF DIRECTORS OF THE COMPANY, OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.001 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS THAT ARE OR WERE BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]1
Rights Certificate

INTERNATIONAL SEAWAYS, INC.
This certifies that          , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Second Amended and Restated Rights Agreement, dated as of April 9, 2026, as it may have been or as it may be amended from time to time (the “Rights Agreement”), by and between International Seaways, Inc., a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (New York City time) on April 8, 2029 (unless such date is extended prior thereto by the Board of Directors of the Company (the “Board of Directors”)) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one fully paid, non-assessable share of common stock, no par value (the “Common Stock”) of the Company, at a purchase price of $95 per share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed (with such signature duly guaranteed), along with a signature guarantee and such other and further documentation as the Company or the Rights Agent may reasonably request. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of [•], 20[•], based on the Common Stock as constituted at such date. As provided in the Rights Agreement, the Purchase Price, the number of shares of Common Stock which may be purchased upon the exercise of the Rights and the number of Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events
Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are or were beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a Person (as such term is defined in the Rights Agreement) who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.
As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Common Stock or other securities which may be purchased upon the exercise of the Rights evidenced by
[1]	The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.
A-A-1

this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).
This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the office of the Company and are also available upon written request to the Company.
Subject to the provisions of the Rights Agreement, this Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Common Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof, along with a signature guarantee and such other and further documentation as the Company or the Rights Agent may reasonably request, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $0.001 per Right at any time prior to the earlier of (i) the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Record Date) and (ii) the Final Expiration Date (as each such term is defined in the Rights Agreement). In addition, under certain circumstances, following the time any Person (as such term is defined in the Rights Agreement) becomes an Acquiring Person, the Rights may be exchanged, in whole or in part, for shares of Common Stock, or other securities of the Company having essentially the same value or economic rights as such shares. Immediately upon the action of the Board of Directors of the Company authorizing any such exchange, and without any further action or any notice, the Rights will terminate and the Rights (other than Rights which are not subject to such exchange) will only enable holders to receive the shares issuable upon such exchange.
The Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights, to authorize book-entries which evidence fractional shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holder of this Rights Certificate at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one share of Common Stock. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Common Stock will be issued.
No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Common Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give consent to or withhold consent from any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement (in which event the holder hereof shall be entitled to the rights provided in the Rights Agreement).
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
A-A-2

WITNESS the facsimile or portable document format signature of the proper officers of the Company and its corporate seal.

Dated as of ,

ATTEST:	INTERNATIONAL SEAWAYS, INC.

By
Secretary		Title:

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By
Authorized Signature

A-A-3

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if
such holder desires to transfer the
Rights Certificate.)

FOR VALUE RECEIVED hereby

sells, assigns and transfers unto
(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within
Rights Certificate on the books of the within named Company, with full power of substitution.

Dated: ,

Signature

Signature Guaranteed:
Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
A-A-4

CERTIFICATE
The undersigned hereby certifies by checking the appropriate boxes that:
(1) this Rights Certificate ☐ is / ☐ is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and
(2) after due inquiry and to the best knowledge of the undersigned, it ☐ did / ☐ did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: ,

Signature

Signature Guaranteed:
Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
NOTICE
The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.
A-A-5

FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise Rights
represented by the Rights Certificate.)
To: INTERNATIONAL SEAWAYS, INC.:
The undersigned hereby irrevocably elects to exercise             Rights represented by this Rights Certificate to purchase the shares of Common Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to (or entries for such shares be made in the book-entry account system of the transfer agent in the name of and with written confirmation to):

Please insert social security or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security or other identifying number

(Please print name and address)

Dated: ,

Signature

Signature Guaranteed:
Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
A-A-6

CERTIFICATE
The undersigned hereby certifies by checking the appropriate boxes that:
(1) the Rights evidenced by this Rights Certificate ☐ are / ☐ are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and
(2) after due inquiry and to the best knowledge of the undersigned, it ☐ did / ☐ did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: ,

Signature

Signature Guaranteed:
Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
NOTICE
The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.
A-A-7

EXHIBIT B
SUMMARY OF RIGHTS TO PURCHASE
COMMON STOCK
On April 9, 2026, International Seaways, Inc. (the “Company”) entered into a shareholder rights plan in the form of a Rights Agreement (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent. The Rights Agreement was approved by the board of directors (the “Board”) of the Company and replaces a rights agreement entered into by the Company and the Rights Agent on April 11, 2023 (the “A&R Rights Agreement”), which itself replaced a rights agreement entered into by the Company and the Rights Agent on May 8, 2022 (the “Original Rights Agreement”). In connection with the execution of the Original Rights Agreement, the Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock, no par value, of the Company (the “Common Stock”) to stockholders of record at the close of business on May 19, 2022 (the “Record Date”).
Pursuant the Rights Agreement, each Right entitles the registered holder to purchase from the Company one share of Common Stock, at a purchase price of $95 per share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement. Initially, the Rights will be attached to all shares of Common Stock then outstanding, and no separate certificates evidencing Rights (each, a “Rights Certificate”) will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock upon the earliest of the date of (i) 10 business days (or, if such date occurs before the Record Date, the close of business on the Record Date) following the public announcement (which, for purposes of this section, shall include a report filed or amended pursuant to Section 13(d) or Section 13(g) under the Exchange Act) by the Company or a person or group of affiliated or associated persons that such person or group of affiliated or associated persons has become the beneficial owner of 20% or more of the outstanding shares of Common Stock (an “Acquiring Person”), or (ii) 10 business days (or, if such date occurs before the Record Date, the close of business on the Record Date) following the Board becoming aware of the existence of an Acquiring Person (the “Stock Acquisition Date”), other than as a result of repurchases of stock by the Company or acquisitions by wholly owned subsidiaries of the Company, or (iii) 10 business days (or such later date as the Board shall determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (the earliest of (i), (ii) and (iii) being referred to herein as the “Distribution Date”). An “Acquiring Person” will not include any person that beneficially owns 20% or more of the outstanding shares of Common Stock as of the time of the first public announcement of the declaration of the Rights dividend, except that each such person will be excluded from the definition of Acquiring Person only if and so long as the shares of Common Stock that are beneficially owned by such person do not exceed the number of shares which are beneficially owned by such person as of the time of the first public announcement of the declaration of the Rights dividend, and except that a person will cease to be excluded from the definition of an Acquiring Person immediately at such time as such person ceases to be the beneficial owner of 20% or more of the shares of Common Stock then outstanding.
Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates or the balances in the book-entry account system of the transfer agent for the Common Stock registered in the names of the holders of the Common Stock, as applicable, (ii) any confirmation or written notices sent to holders of Common Stock in book-entry form and any new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the transfer of Common Stock outstanding will also constitute the transfer of the Rights associated with such shares of Common Stock. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Common Stock will be issued.
The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on April 8, 2029 (the “Final Expiration Date”), unless the Rights Agreement is earlier terminated or such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.
A-B-1

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.
In the event that a person becomes an Acquiring Person, (i) each holder of a Right, other than Rights that are or were beneficially owned by an Acquiring Person (or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement)), will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value (as determined pursuant to the Rights Agreement) equal to two times the exercise price of the Right and (ii) all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliates or Associates thereof will be null and void.
In the event that a person becomes an Acquiring Person and (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged or (iii) 50% or more of the Company’s assets (measured by book value), cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “Triggering Events.”
At any time after a person or group becomes an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the votes entitled to be cast by all holders of Common Stock, the Board may exchange all or part of the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock per Right (subject to adjustment).
The Rights shall not interfere with any fully financed tender offer, exchange offer of Common Stock of the offeror meeting certain terms and conditions further described below, or a combination thereof, in each case for all shares of our Common Stock at the same per share consideration, remaining open for a minimum of ninety (90) business days, and subject to a minimum condition of acceptance by a majority of the outstanding shares of our Common Stock and providing for a 20-business day “subsequent offering period” after consummation (such offers as determined by a majority of independent directors are referred to as “qualifying offers”).
If an offer includes shares of common stock of the offeror, the Rights would not interfere with such offer if:
•	any non-cash consideration consists solely of freely-tradeable common stock of a publicly-traded United States corporation;
•	such common stock is listed or admitted to trading on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market;
•	the offeror has already received stockholder approval to issue such common stock prior to the commencement of such offer or no such approval is or will be required;
•	no other class of voting stock of the offeror is outstanding at the time of the commencement, during the term or upon completion of such offer; and
•
the offeror meets the registrant eligibility requirements for use of a registration statement on Form S-3 (or its equivalent for foreign private issuers) for registering securities under the Securities Act of 1933, as amended, including the filing of all reports required to be filed pursuant to the Exchange Act in a timely manner during the twelve (12) calendar months prior to the date of commencement, and throughout the term, of such offer.

In the event the Company receives a qualifying offer and the Board of Directors has not redeemed the Rights prior to the consummation of such offer, or called a special meeting for stockholders to vote on whether to exempt the qualifying offer from the terms of the Rights Agreement within ninety (90) business days following the commencement of such offer, and if, within ninety (90) to
A-B-2

one hundred twenty (120) business days following commencement of such qualifying offer, the Company receives a notice in compliance with the Rights Agreement from holders of record (or their duly authorized proxy) of at least ten percent (10%) of the Common Stock (excluding shares beneficially owned by the offeror and its affiliates and associates) requesting a special meeting to vote on a resolution to exempt the qualifying offer (the “Qualifying Offer Resolution”) from the terms of the Rights Agreement, then the Board must call and hold such a special meeting by the ninetieth (90th) business day following receipt of the stockholder notice (the “Outside Meeting Date”). If prior to holding a vote on the Qualifying Offer Resolution at the special meeting, the Company enters into an agreement conditioned on the approval by holders of a majority of the outstanding Common Stock with respect to a share exchange, one-step merger, tender offer and back-end merger, consolidation, recapitalization, reorganization, business combination or a similar transaction involving the Company or the direct or indirect acquisition of more than fifty percent (50%) of the Company’s consolidated total assets or earning power, the Outside Meeting Date may be extended by the Board so that stockholders vote on whether to exempt the qualifying offer at the same time as they vote on such agreement.
If the Board does not hold the special meeting of stockholders by the Outside Meeting Date to vote on the exemption of the qualifying offer, the qualifying offer will be deemed exempt from the Rights Agreement ten (10) business days after the Outside Meeting Date. If the Board does hold a special meeting and stockholders vote at such meeting in favor of exempting the qualifying offer from the terms of the Rights Agreement, the qualifying offer will be deemed exempt from the Rights Agreement ten (10) business days after the votes are certified as official by the inspector of elections. Subject to the terms of the Rights Agreement, the consummation of the qualifying offer will not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights will immediately expire upon consummation of the qualifying offer.
The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.
At any time prior to the earlier of (i) the Stock Acquisition Date (or, if the Stock Acquisition Date has occurred prior to the Record Date, the Record Date) and (ii) the Final Expiration Date (as such terms are defined in the Rights Agreement), the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board) or amend the Rights Agreement to change the Final Expiration Date to another date, including without limitation an earlier date. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.
Until a Right is exercised, the holder thereof, as such, will have no separate rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of the Rights. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.
A-B-3

Any of the provisions of the Rights Agreement may be amended by the Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may only be amended by the Board in order to cure any ambiguity, to correct any defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights.
A copy of the form of the Rights Agreement has been or will be filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A of the Company and as an Exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This description of the Rights Agreement and the Rights does not purport to be complete and is qualified by reference to the Rights Agreement.
A-B-4

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INSW2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94136-P49798 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL SEAWAYS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Darron M. Anderson
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) A. Kate Blankenship
05) Randee E. Day
06) David I. Greenberg
07) Kristian K. Johansen
08) Craig H. Stevenson, Jr.
09) Lois K. Zabrocky

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's Independent public accountant firm for the year 2026.	☐	☐	☐
3. Approval by an advisory vote of the compensation paid to the Named Executive Officers of the Company for 2025 as described in the Company's Proxy Statement.	☐	☐	☐
4. Ratification of the Second Amended and Restated Rights Agreement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V94137-P49798

INTERNATIONAL SEAWAYS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 8, 2026

The undersigned hereby appoints IAN T. BLACKLEY and LOIS K. ZABROCKY, and either of them, as proxies, with full power of substitution, to vote all shares of stock of INTERNATIONAL SEAWAYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York 10178, on Monday, June 8, 2026 at 2:00 P.M. EDT, and also held at the same time virtually at www.virtualshareholdermeeting.com/INSW2026, notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or their substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2026, FOR THE APPROVAL BY AN ADVISORY VOTE OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS OF THE COMPANY FOR 2025 AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, FOR THE RATIFICATION OF THE SECOND AMENDED AND RESTATED RIGHTS AGREEMENT AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Continued and to be signed and dated on reverse side